UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

POLO RALPH LAUREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF POLO RALPH LAUREN CORPORATION:

The 2007 Annual Meeting of Stockholders of Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), will be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, on Thursday, August 9, 2007, at 9:30 a.m., local time, for the following purposes:

1. To elect twelve directors to serve until the 2008 Annual Meeting of Stockholders;

2. To amend the Executive Officer Annual Incentive Plan;

3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 29, 2008; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on June 25, 2007 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

By Order of the Board of Directors

JONATHAN D. DRUCKER
Senior Vice President, General Counsel and Secretary

New York, New York
July 3, 2007

EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, IT, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY BY VOTING THE SHARES IN PERSON AT THE MEETING.

PROXY STATEMENT
(PROPOSAL 1) ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS
OPTION EXERCISES AND STOCK VESTED
NON-QUALIFIED DEFERRED COMPENSATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 9, 2007

This proxy statement is furnished to the stockholders of Polo Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2007 Annual Meeting of Stockholders of the Company to be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York on Thursday, August 9, 2007, at 9:30 a.m., local time, and at any adjournments or postponements thereof. This proxy statement and the accompanying proxy are being mailed to the Company’s stockholders on or about July 6, 2007. In this proxy statement, we refer to Polo Ralph Lauren Corporation as the “Company”, “we” or “us”.

A proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to the Secretary of the Company, by delivering a later dated proxy, or by voting in person at the Annual Meeting of Stockholders. The address of the Company’s principal executive offices is 650 Madison Avenue, New York, New York 10022.

Only holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on June 25, 2007, the record date for the Annual Meeting of Stockholders, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share. On June 25, 2007, there were 60,748,668 outstanding shares of Class A Common Stock and 43,280,021 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for the consideration of the stockholders of the Company.

The Company’s Board of Directors has by resolution fixed the number of directors at twelve. Two directors (the “Class A Directors”) will be elected by plurality vote of the shares of Class A Common Stock present in person or by proxy at the Annual Meeting of Stockholders and eligible to vote, and ten directors (the “Class B Directors”) will be elected by plurality vote of the shares of Class B Common Stock present in person or by proxy at the Annual Meeting of Stockholders and eligible to vote. The approval of the amendment to the Company’s Executive Officer Annual Incentive Plan (the “EOAIP”) and the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors will each require the affirmative vote of a majority of the total votes cast on that proposal by the shares of Common Stock present in person or by proxy at the Annual Meeting of Stockholders and eligible to vote. The Class A Common Stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “RL”; the Class B Common Stock is owned by Ralph Lauren and entities owned by, or established for the benefit of, Mr. Lauren or members of his family.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting of Stockholders in accordance with the directions given in such proxies. With respect to the election of directors to serve until the 2008 Annual Meeting of Stockholders, holders of either class of Common Stock may vote in favor of all nominees for election by that class, withhold their votes as to specific nominees, or withhold their votes as to all nominees for election by that class. With respect to the approval of the amendment of the EOAIP, stockholders may vote in favor of approval, vote against approval, or abstain from voting. With respect to the ratification of the appointment of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending March 29, 2008, stockholders may vote in favor of ratification, vote against ratification, or abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy will be voted FOR the election of all nominees for election as directors in the applicable class (Proposal 1), FOR the proposal to amend the Company’s EOAIP (Proposal 2) and FOR the proposal to ratify the appointment of Deloitte & Touche as the Company’s independent auditors (Proposal 3).

Abstentions will be counted as votes cast on proposals presented to stockholders, but broker non-votes will not be considered votes cast. Shares represented by broker non-votes with respect to any proposal will be considered present but not eligible to vote on such proposal. Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality vote, but abstentions will, in effect, be votes against the amendment of the Company’s EOAIP and the ratification of the appointment of independent auditors.

(PROPOSAL 1)

ELECTION OF DIRECTORS

The Company’s Amended and Restated By-laws provide that its Board of Directors may fix the number of directors constituting the entire Board between six and twenty. The Board has currently fixed the number of directors constituting the entire Board of Directors at twelve. The Company’s Board of Directors is presently divided into two classes, with all directors being elected annually. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the two Class A Directors will be elected by the holders of Class A Common Stock and the ten Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2008 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The Board appointed John R. Alchin and Jackwyn L. Nemerov on February 6, 2007 and Robert C. Wright on May 23, 2007 to serve as Class B directors until the 2007 Annual Meeting of Stockholders. Mr. Alchin, Ms. Nemerov and Mr. Wright have been nominated for election as Class B directors at the Annual Meeting of Stockholders.

Each of the Company’s current directors have been nominated for re-election at the 2007 Annual Meeting of Stockholders. Joel L. Fleishman and Frank A. Bennack, Jr. have been nominated for election as Class A Directors, and Ralph Lauren, Roger N. Farah, Jackwyn L. Nemerov, John R. Alchin, Arnold H. Aronson, Joyce F. Brown, Judith A. McHale, Steven P. Murphy, Terry S. Semel and Robert C. Wright, have been nominated for election as Class B Directors. The Company knows of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, the Board, based on the recommendation of the Nominating & Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

CLASS A DIRECTOR NOMINEES FOR ELECTION

Frank A. Bennack, Jr.	Age 74	Mr. Bennack has been a director of the Company since January 1998. In June 2002, Mr. Bennack became Chairman of the Executive Committee and Vice Chairman of the Board of Directors of The Hearst Corporation, after serving as President and Chief Executive Officer of The Hearst Corporation since 1979. He is also a member of the Board of Directors of Hearst-Argyle Television, Inc. and serves as the Chairman of Lincoln Center for the Performing Arts.

Joel L. Fleishman	Age 73	Mr. Fleishman, a director of the Company since January 1999, has been Professor of Law and Public Policy at the Terry Sanford Institute of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions at Duke University since 1989. Mr. Fleishman is also a member of the Board of Directors, as well as Chairman of the Audit Committee, of Boston Scientific Corporation and the Board of Directors of James River Group, Inc., and serves as Chairman of the Board of Directors of the Urban Institute and Chairman of the Visiting Committee of the Kennedy School of Government, Harvard University.

CLASS B DIRECTOR NOMINEES FOR ELECTION

Ralph Lauren	Age 67	Mr. Lauren has been the Chairman, Chief Executive Officer and a director of the Company since prior to the Company’s initial public offering in 1997, and was a member of the Advisory Board or Board of Directors of the Company’s predecessors since their organization. Mr. Lauren founded the Polo business in 1967.

Roger N. Farah	Age 54	Mr. Farah has been President, Chief Operating Officer and a director of the Company since April 2000. He was Chairman of the Board of Venator Group, Inc. (now Foot Locker, Inc.) from December 1994 until April 2000, and was Chief Executive Officer of Venator Group, Inc. from December 1994 until August 1999. In June 2007, Mr. Farah was elected to serve as a member of the Board of Directors of Aetna Inc.

Jackwyn L. Nemerov	Age 55	Ms. Nemerov has been Executive Vice President of the Company since September 2004 and a director of the Company since February 2007. She was President & Chief Operating Officer of Jones Apparel Group, Inc. from January 1998 until March 2002.

John R. Alchin	Age 59	Mr. Alchin has been a director of the Company since February 2007. He has served as Executive Vice President and Co-Chief Financial Officer and Treasurer of Comcast Corporation, a broadband cable provider offering a variety of consumer entertainment and communication products and services, since November 2002. He served as Executive Vice President and Treasurer of Comcast from January 2000 to November 2002. Mr. Alchin joined Comcast in 1990 as Senior Vice President and Treasurer. Mr. Alchin is also a member of the Board of Directors of BNY Hamilton Funds, Inc.

Arnold H. Aronson	Age 72	Mr. Aronson has been a director of the Company since November 2001. He has been a Managing Director, Retail Strategies at Kurt Salmon Associates, a global management consulting firm specializing in services to retail and consumer products companies, since 1997. In his career, Mr. Aronson served as chairman and chief executive officer of Saks Fifth Avenue, Inc., Batus Retail Group, the then parent entity of Saks Fifth Avenue, Marshall Fields, Kohls and others, and then of Woodward & Lothrup/John Wanamaker. Mr. Aronson currently serves as Vice Chairman of the Board of Trustees of The New School University and as Chairman of the Board of Governors of its Eugene Lang College and a member of the Board of Governors of its Parsons School of Design.

Dr. Joyce F. Brown	Age 60	Dr. Brown has been a director of the Company since May 2001. She has been the President of the Fashion Institute of Technology and Chief Executive Officer of the Educational Foundation for the Fashion Industries since 1998. From 1983 to 1992, Dr. Brown served as Vice Chancellor, as well as the University Dean, of the City University of New York and Acting President of Baruch College. From 1993 to 1994, she served as the Deputy Mayor of Public and Community Affairs for the City of New York. From 1994 to 1998, Dr. Brown was a Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York, where she is now Professor Emerita. Dr. Brown is also a member of the Board of Directors of USEC Inc. and Linens ’n Things, Inc.

Judith A. McHale	Age 60	Ms. McHale has been a director of the Company since February 2001. She served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, from June 2004 to December 2006, and served as its President and Chief Operating Officer from 1995 to 2004. Ms. McHale is also a member of the Board of Directors and Audit Committee of Host Hotel & Resorts, Inc.

Steven P. Murphy	Age 53	Mr. Murphy has been a director of the Company since November 2005. He has served as the President and Chief Executive Officer of Rodale Inc., a privately held publishing company, since 2002. He joined Rodale in 2000 as its President and Chief Operating Officer. Mr. Murphy held the position of Executive Vice President and Managing Director of Disney Publishing Worldwide from 1998 until 2000. From 1991 to 1998, Mr. Murphy served as President of EMI Music/Angel records.

Terry S. Semel	Age 64	Mr. Semel has been a director of the Company since September 1997. He is a non-executive Chairman and a member of the Board of Directors of Yahoo! Inc. and served as the Chairman and Chief Executive Officer of Yahoo! Inc. from May 2001 to June 2007. Mr. Semel has also served as Chairman of Windsor Media, Inc., Los Angeles, a diversified media company, since October 1999. Mr. Semel was Chairman of the Board and Co-Chief Executive Officer of the Warner Bros. Division of Time Warner Entertainment LP from March 1994 until October 1999, and of the Warner Music Group from November 1995 until October 1999.

Robert C. Wright	Age 64	Mr. Wright has been a director of the Company since May 2007. He has served as the Vice Chairman of GE’s board, an Executive Officer and a member of the Corporate Executive Office of GE since 2000. Mr. Wright joined NBC as President and Chief Executive Officer in 1986, and was made Chairman and Chief Executive Officer of the network in 2001. He then served as Chairman and Chief Executive Officer of NBC Universal from 2004 to 2007, and continued to serve as Chairman of the NBC Universal board of directors until 2007. Prior to his association with NBC and NBC Universal, Mr. Wright served as President of General Electric Financial Services and, before that, as President of Cox Cable Communications.

The Company’s Board of Directors held five meetings during its 2007 fiscal year, which ended on March 31, 2007. Each director attended more than 75% of the meetings held by the Board of Directors and its committees on which he or she served except for Terry S. Semel. The Company’s Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management are committed to sound corporate governance. The Company has in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the NYSE. Consistent with the Company’s commitment to corporate governance, the Company does not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. The key components of the Company’s corporate governance framework are set forth in the following documents:

•	the Company’s Amended and Restated Certificate of Incorporation;

•	the Company’s Amended and Restated By-Laws;

•	the Company’s Corporate Governance Policies;

•	the Company’s Audit Committee Charter;

•	the Company’s Nominating & Governance Committee Charter;

•	the Company’s Compensation Committee Charter;

•	the Company’s Code of Business Conduct and Ethics; and

•	the Company’s Code of Ethics for Principal Executive Officers and Senior Financial Officers.

Each of the above documents is available on the Company’s investor relations website at http://investor.polo.com by clicking on “Corporate Governance”. Copies of these documents are available to stockholders without charge upon written request to the Company’s Investor Relations Department, 625 Madison Avenue, New York, New York 10022. Only the Board of Directors may grant a waiver under the Company’s codes of ethics to any director or executive officer, and any such waiver will be promptly posted on the Company’s website.

Director Independence

The Company’s Board of Directors believes that a majority of its directors should be independent, and has determined that all of its non-management directors, Mr. John R. Alchin, Mr. Arnold H. Aronson, Mr. Frank A. Bennack, Jr., Dr. Joyce F. Brown, Mr. Joel L. Fleishman, Ms. Judith A. McHale, Mr. Steven P. Murphy, Mr. Terry S. Semel and Mr. Robert C. Wright, are independent in accordance with the guidelines established under the Company’s Corporate Governance Policies and the NYSE’s corporate governance listing standards. The Company’s guidelines for determining directors’ independence are set forth as Appendix A to this proxy statement.

Independent Committees of the Board

The Company’s Board of Directors has established three committees consisting solely of independent directors — the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

The current members of the Audit Committee are Frank A. Bennack, Jr. (Chair), John R. Alchin, Dr. Joyce F. Brown and Judith A. McHale. The Audit Committee appoints the Company’s independent auditors, and approves in advance all audit and permitted non-audit services performed by them and the scope and cost of their annual audits. The Audit Committee reviews (i) the results of the independent auditors’ annual audits and quarterly reviews, (ii) management’s compliance with the Company’s major accounting and financial reporting policies, (iii) the adequacy of the Company’s financial organization and management’s procedures and policies relating to its internal control over financial reporting, and (iv) the Company’s compliance with applicable laws relating to accounting practice. The Audit Committee met five times in fiscal 2007. The Board has determined that each member of the Audit Committee is financially literate and that at least two members of the Audit Committee, Mr. Bennack, its Chair, and Mr. Alchin are audit committee financial experts, as defined by the SEC. The Audit Committee has adopted a formal policy for the approval of the performance of all audit and non-audit services of the independent auditors. This policy is described under “(PROPOSAL 3) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.”

The current members of the Compensation Committee are Joel L. Fleishman (Chair), Frank A. Bennack, Jr. and Terry S. Semel. The Compensation Committee reviews and approves compensation plans and arrangements with respect to the Company’s executive officers and administers the employee benefit plans in which executive officers may participate, including the Company’s Amended and Restated 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”) and its EOAIP. The Compensation Committee met five times in fiscal 2007.

The current members of the Nominating & Governance Committee are Dr. Joyce F. Brown (Chair), Arnold H. Aronson, Joel L. Fleishman and Steven P. Murphy. The Nominating & Governance Committee identifies individuals qualified to become directors, recommends director nominees to the Board, develops and recommends corporate governance policies to the Board, exercises oversight of the evaluation of the Board members and committees, as well as that of senior management, and recommends to the Board policies and principles for Chief Executive Officer succession, selection and performance reviews. The Nominating & Governance Committee met four times in fiscal 2007.

Non-Management Director Meetings

The Company’s non-management directors met four times in fiscal 2007 without any management representatives present. Pursuant to the Company’s Corporate Governance Policies, the leader of meetings of the non-management directors is chosen from among the chairs of the Audit, Compensation and Nominating & Governance Committees based on the topics to be discussed. The session leader can retain independent consultants and schedule meetings. Pursuant to the Company’s Corporate Governance Policies, an executive session consisting of only those non-management directors who qualify as independent is held at least once a year.

Director Nominating Procedures

The Nominating & Governance Committee identifies and evaluates candidates for nomination as directors and submits its recommendations to the full Board for its consideration. The Committee, guided by the membership criteria established by the Board in the Company’s Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. The Company’s Board selects director nominees based upon contributions they can make to the Board and management regardless of gender or race, and seeks to maintain a majority of independent directors. The Committee solicits and receives suggestions for, as well as comments upon, director candidates from other directors, including the Chairman of the Board, and usually engages third parties either to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background and experience. If the Committee engages a third party to assist it, the Committee approves the fees that the Company pays for these services.

The Nominating & Governance Committee will consider candidates recommended by the Company’s directors, members of management and stockholders, and will evaluate candidates recommended by stockholders on the same basis as other candidates. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Upon receiving a stockholder recommendation, the Committee will initially determine the need for additional or replacement Board members and then evaluate the candidate based on the information the Committee receives with the stockholder recommendation or that it may otherwise acquire, and may, in its discretion, consult with the Chairman and other members of the Company’s Board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

The Company’s stockholders may recommend candidates at any time, but the Nominating & Governance Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting of stockholders in order to be considered for nomination by the Committee. The Nominating & Governance Committee believes this deadline is appropriate and in the best interests of the Company and the Company’s stockholders because it ensures that the Committee has sufficient time to evaluate properly all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2008 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by March 8, 2008. The written notice must include:

•	all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.

Recommendations must be sent to the Nominating & Governance Committee, Office of the Secretary, Polo Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022.

The Company’s stockholders may directly nominate an individual for election as a director at an annual meeting of stockholders by complying with the nominating procedures set forth in the Company’s Amended and Restated By-laws, which are described below under the caption “ADDITIONAL MATTERS — Stockholder Proposals for the 2008 Annual Meeting of Stockholders”.

Director Communications

Stockholders and interested parties may contact any of the Company’s directors, including the Chairman of the Board, the Chairs of the Board’s independent Committees, any Committee of the Board, the Board’s non-management directors as a group or the entire Board, by writing to them as follows: [Name(s)/Title(s)], Office of the Secretary, Polo Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by the Company’s independent directors, who have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam

•	junk mail and mass mailings

•	product complaints

•	product inquiries

•	new product suggestions

•	resumés and other forms of job inquiries

•	surveys

•	business solicitations or advertisements

In addition, material that is threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be available to any non-management director upon request.

Audit Committee Communications

Complaints and concerns relating to accounting, internal control over financial reporting or auditing matters may be communicated to the Audit Committee, which consists solely of non-employee directors, through the Office of the Secretary as described above under “Director Communications”. Any such communication may be anonymous.

All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls or auditing matters.

Director Attendance at Annual Meetings

As provided in the Company’s Corporate Governance Policies, directors are expected to attend Annual Meetings of Stockholders. All of the nine directors then constituting the entire Board attended the 2006 Annual Meeting of Stockholders.

Required Certifications

As of the mailing date of this proxy statement, the Company’s Chief Executive Officer and Chief Financial Officer have timely delivered the certifications required under applicable rules of the SEC. The Chairman and Chief Executive Officer’s fiscal 2006 annual certification which was provided to the NYSE in September 2006 regarding the NYSE’s corporate governance listing standards did not contain any qualification with respect to the Company’s compliance with such standards.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of its internal and independent auditors. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee currently is composed of four independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche, as the Company’s independent auditors, is responsible for auditing those financial statements and management’s assessment of internal control over financial reporting and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, the fairness of management’s assessment of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we have met and held discussions with management and Deloitte & Touche, the Company’s independent auditors for the fiscal year ended March 31, 2007. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche the Company’s consolidated financial statements for the fiscal year ended March 31, 2007 and the Company’s internal control over financial reporting. We also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Deloitte & Touche provided to us the written disclosures required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and we discussed their independence with them. In determining Deloitte & Touche’s independence, we considered whether their provision of non-audit services to the

Company was compatible with maintaining independence. We received regular updates on Deloitte & Touche’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.

Based on our discussions with management, our internal auditors and Deloitte & Touche and our review of the representations of management and Deloitte & Touche, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2007 be included in the Company’s Annual Report on Form 10-K. We also approved, subject to stockholder ratification, the selection of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending March 29, 2008.

Members of the Audit Committee

Frank A. Bennack, Jr. (Chair)
John R. Alchin
Dr. Joyce F. Brown
Judith A. McHale

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 25, 2007 by: (i) each stockholder who is known by the Company to beneficially own in excess of five percent of any class of the Company’s voting securities, (ii) each director, (iii) each of the executive officers whose names appear in the summary compensation table under the heading “SUMMARY COMPENSATION TABLE” below (the “named executive officers”) and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. In addition, a person is deemed to be the beneficial owner of securities if that person has the right to acquire beneficial ownership of such securities within 60 days, including through conversion or exercise of an option or other right. Unless otherwise indicated below, the address of each shareholder is 650 Madison Avenue, New York, New York 10022.

							Voting
							Power of
	Class A			Class B			Total
	Common Stock			Common Stock(1)			Common
	Number		%	Number		%	Stock %

Ralph Lauren	1,664,286	(2)	2.7	43,280,021	(3)	100%	87.7
Roger N. Farah	688,327	(4)	1.1	—		—	*
Jackwyn L. Nemerov	237,450	(5)	*	—		—	*
John R. Alchin	2,000	(6)	*	—		—	*
Arnold H. Aronson	16,834	(7)	*	—		—	*
Frank A. Bennack, Jr.	32,534	(8)	*	—		—	*
Dr. Joyce F. Brown	2,034	(9)	*	—		—	*
Joel L. Fleishman	36,534	(10)	*	—		—	*
Judith A. McHale	21,534	(11)	*	—		—	*
Steven P. Murphy	4,284	(12)	*	—		—	*
Terry S. Semel	33,534	(13)	*	—		—	*
Robert C. Wright	—	(14)	*	—		—	*
Tracey T. Travis	59,998	(15)	*	—		—	*
Mitchell A. Kosh	17,744	(16)	*	—		—	*
FMR Corp.	5,389,555	(17)	8.9	—		—	1.1
OppenheimerFunds, Inc.	3,274,900	(18)	5.4	—		—	*
D.E. Shaw & Co., L.P.	3,114,412	(19)	5.1				*
All directors and executive officers as a group (14 persons)	2,817,093	(20)	4.4%	43,280,021		100%	87.8%

*	Less than 1.0%

(1)	Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into a share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family.

(2)	Consists of vested options representing the right to purchase shares of Class A Common Stock. Does not include unvested options to purchase 150,000 shares of Class A Common Stock and 404,095 unvested restricted stock units that, subject to vesting, entitle Mr. Lauren to receive an equal number of shares of Class A Common Stock upon retirement.

(3)	Includes (i) 1,557,503 shares of Class B Common Stock owned by RL Family, L.P., a partnership of which Mr. Lauren is the sole general partner, (ii) 10,959,814 shares of Class B Common Stock owned by RL Holding, L.P., a partnership controlled by RL Holding Group, Inc., a corporation wholly owned by Mr. Lauren, (iii) 24,236 shares of Class B Common Stock owned by RL Holding Group, Inc., (iv) 6,382,199 shares held by certain grantor retained annuity trusts established by Mr. Lauren of which Mr. Lauren and Roger N. Farah are the trustees, (v) 3,029,637 shares held by certain grantor retained annuity trusts established by Ricky Lauren, Mr. Lauren’s wife, of which Ms. Lauren and Mr. Farah are the trustees and (vi) 970,363 shares held by Ms. Lauren. The 10,959,814 shares of Class B Common Stock held by RL Holding, L.P. constitute 25.3 % of the total number of outstanding shares of Class B Common Stock.

(4)	Includes 60,000 restricted shares of Class A Common Stock and vested options representing the right to purchase 550,000 shares of Class A Common Stock. Does not include an aggregate of 9,411,836 shares of Class B Common Stock held by grantor retained annuity trusts established by Ralph Lauren and Ricky Lauren of which Mr. Farah is a co-trustee. Also does not include an aggregate of 629,851 unvested restricted stock units, 376,797 of which are performance based.

(5)	Includes 45,000 restricted shares of Class A Common Stock and vested options to purchase 181,958 shares of Class A Common Stock. Does not include unvested options to purchase 115,977 shares of Class A Common Stock or unvested performance based restricted stock units with respect to 52,121 shares of Class A Common Stock, subject to upward adjustment.

(6)	Excludes unvested options representing the right to purchase 7,500 shares of Class A Common Stock.

(7)	Includes 1,900 shares owned by Mr. Aronson’s spouse, 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 12,000 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(8)	Includes 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 22,500 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(9)	Consists of 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 1,500 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(10)	Includes 4,000 shares held indirectly in a retirement account, 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 27,000 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(11)	Consists of 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 21,000 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(12)	Includes 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 3,750 shares of Class A Common Stock. Does not include unvested options to purchase 5,358 shares of Class A Common Stock.

(13)	Includes 534 restricted shares of Class A Common Stock and vested options representing the right to purchase 25,500 shares of Class A Common Stock. Does not include unvested options to purchase 3,108 shares of Class A Common Stock.

(14)	Excludes unvested options representing the right to purchase 7,500 shares of Class A Common Stock.

(15)	Includes vested options representing the right to purchase 51,643 shares of Class A Common Stock. Does not include unvested options to purchase 28,912 shares of Class A Common Stock or unvested performance based restricted stock units with respect to 11,720 shares of Class A Common Stock, subject to upward adjustment.

(16)	Includes vested options representing the right to purchase 9,725 shares of Class A Common Stock. Does not include unvested options to purchase 6,325 shares of Class A Common Stock or unvested performance based restricted stock units with respect to 10,430 shares of Class A Common Stock, subject to upward adjustment.

(17)	According to a Schedule 13G dated February 14, 2007: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,863,035 shares of Class A Common Stock as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”); (ii) Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 7,700 shares of Class A Common Stock as a result of its serving as investment manager of certain institutional accounts; (iii) Fidelity International Limited (“FIL”) is the beneficial owner of 240,200 shares of Class A Common

Stock; (iv) Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 7,100 shares of Class A Common Stock; and Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 271,490 shares of Class A Common Stock. Each of FMR Corp. and Edward C. Johnson 3d., Chairman of FMR Corp., may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Fidelity, FMTC, FIL, PGALLC and PGATC. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the Fidelity Funds, has the sole power to dispose of the 4,863,035 shares of Class A Common Stock owned by the Fidelity Funds. Each of Edward C. Johnson 3d and FMR Corp, through its control of FMTC, has the sole power to vote or direct the vote of, and to dispose of, the 7,700 shares of Class A Common Stock owned by institutional accounts managed by FMTC. Each of Edward C. Johnson 3d and FMR Corp, through its control of PGALLC has the sole power to vote or direct the vote of, and to dispose of, the 7,100 shares of Class A Common Stock owned by institutional accounts managed by PGALLC. Each of Edward C. Johnson 3d and FMR Corp, through its control of PGATC, has the sole dispositive power over 271,490 shares and sole power to vote or direct the voting of 241,590 shares of Class A Common Stock owned by institutional accounts managed by PGATC. Neither FMR Corp. nor Edward C. Johnson has the sole power to vote or direct the voting of the shares of Class A Common Stock owned directly by the Fidelity Funds. The address of each of these persons, other than FIL, PGALLC and PGATC, is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The address for PGALLC and PGATC is 53 State Street, Boston Massachusetts, 02109.

(18)	According to a Schedule 13G dated February 7, 2007, OppenheimerFunds, Inc. is the beneficial owner of 3,274,900 shares of Class A Common Stock. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281.

(19)	According to a Schedule 13G dated April 12, 2007, D.E. Shaw & Co., L.P. (“Shaw”) and David E. Shaw, by virtue of his position as President and sole shareholder of D.E. Shaw & Co, Inc., the general partner of Shaw, share voting power of 2,985,412 shares of Class A Common Stock and dispositive power of 3,114,412 shares of Class A Common Stock. Shaw acts as the investment advisor and/or managing member of various investment companies composed of (i) 1,514,500 shares in the name of D. E. Shaw Oculus Portfolios, L.L.C., (ii) 13 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C., (iii) 983,299 shares in the name of D. E. Shaw Valence Portfolios, L.L.C., (iv) 244,800 shares that D. E. Shaw Valence, L.L.C. has the right to acquire through the exercise of listed call options, and (v) 371,800 shares under the management of D. E. Shaw Investment Management, L.L.C. David E. Shaw disclaims beneficial ownership of such 3,114,412 shares. The address of Shaw and David E. Shaw is 120 W. 45th Street Tower 45, 39th Floor, New York, New York 10036.

(20)	Includes vested options granted under the Company’s 1997 Stock Incentive Plan and the Company’s prior 1997 Non-Employee Director Stock Option Plan (such plan expired on December 31, 2006) representing the right to acquire 2,570,862 shares of Class A Common Stock and 108,738 restricted shares of Class A Common Stock granted under the Company’s 1997 Stock Incentive Plan. Does not include unvested options granted under the 1997 Stock Incentive Plan and the Company’s prior 1997 Non-Employee Director Stock Option Plan (such plan expired on December 31, 2006) representing the right to acquire 340,220 shares of Class A Common Stock or 1,117,887 unvested restricted stock units granted under the 1997 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company’s Class A Common Stock with the SEC and to provide copies of these reports to the Company. These filing requirements also apply to certain beneficial owners of more than ten percent of the Company’s Class A Common Stock. To the Company’s knowledge, based solely on the Company’s review of the copies of Section 16(a) reports furnished to the Company during the fiscal year ended March 31, 2007 and on written representations from certain reporting persons that no Form 5s were required to be filed by such persons, all reportable transactions during that fiscal year were reported on a timely basis.

DIRECTOR COMPENSATION

On August 10, 2006, the Nominating & Governance Committee of the Company approved changes to the annual compensation provided to non-employee directors for the first time since 2003. The changes were made upon the recommendation of the Compensation Committee and were ratified by the Board of Directors. The fee changes for annual retainers became effective on August 11, 2006 and the changes for annual equity awards become effective for fiscal 2008. The changes in compensation for non-employee directors are as follows:

•	increased the annual retainer fee for each non-employee director from $35,000 to $45,000;

•	increased the annual retainer fee for each Committee Chair from $7,500 to $15,000; and

•	changed the annual equity award for non-employee directors from a fixed annual grant of 3,000 stock options to an annual award based on a target equity value of $94,000. One-half of the target equity value will be delivered in the form of stock options and one-half will be delivered in the form of restricted shares of Class A Common Stock. The options and the restricted shares of Class A Common Stock will vest over three years in equal annual installments. The stock option exercise term for future stock option awards was changed from 10 years to seven years.

The fee paid to non-employee directors for each meeting of a Committee of the Board of Directors that a director attends remained unchanged at $2,000 per Committee meeting. A non-employee director also continues to receive a grant of options to purchase 7,500 shares of the Company’s Class A Common Stock at the time that the director joins the Board of Directors of the Company. These options will vest over three years in equal annual installments and the stock option exercise term is seven years.

The annual retainer and attendance fees are paid to the non-employee directors in quarterly installments in arrears. The annual equity award to non-employee directors is awarded at the beginning of each fiscal year to those non-employee directors who have served as directors for at least half of the preceding fiscal year.

The Company reimburses its non-employee directors for reasonable travel expenses to attend Board and Committee meetings. Non-employee directors are also provided with a 50% merchandise discount on most Company products.

DIRECTOR COMPENSATION TABLE

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2007. Directors who are employees of the Company receive no compensation for their services as directors and do not serve on Board Committees.

DIRECTOR COMPENSATION FISCAL YEAR 2007

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)

John R. Alchin(3)	6,552.20	—	24,979	—	—	—	31,531.20
Arnold H. Aronson(4)	43,401.10	—	20,566	—	—	—	63,967.10
Frank A. Bennack, Jr.(5)	73,701.92	—	20,566	—	—	—	94,267.92
Dr. Joyce F. Brown(6)	67,701.92	—	20,566	—	—	—	88,267.92
Joel L. Fleishman(7)	71,701.92	—	20,566	—	—	—	92,267.92
Judith A. McHale(8)	51,401.10	—	20,566	—	—	—	71,967.10
Steven P. Murphy(9)	49,401.10	—	74,624	—	—	—	124,025.10
Terry S. Semel(10)	45,401.10	—	20,566	—	—	—	65,967.10
Robert C. Wright(11)	—	—	—	—	—	—	—

(1)	Effective on August 11, 2006, the annual retainer for each non-employee director increased from $35,000 to $45,000 and for each Committee Chair from $7,500 to $15,000. The fee paid to non-employee directors for each meeting of a Committee of the Board of Directors that a director attends remained unchanged at $2,000 per Committee meeting.

(2)	The stock compensation amounts shown on the table do not reflect compensation actually received by the non-employee directors. The stock compensation amounts reported in this column instead represent the compensation expense, without reduction for any risk of forfeiture, recognized by the Company for financial statement reporting purposes related to stock options awarded to directors for fiscal 2007. The Company recognizes compensation expense for the share-based awards provided to the non-employee directors that have time-based vesting and no performance conditions on an accelerated basis. For share-based awards with a two year vesting period, this has the effect of 75% of the total compensation expense being recognized in the first year and 25% in the second year. The compensation expenses recognized for Steven P. Murphy and John R. Alchin in fiscal 2007 represented 8/12 and 2/12, respectively, of their initial grants of 7,500 stock options provided to them when they joined the Board in fiscal 2006 and fiscal 2007, respectively. The compensation expenses recognized for all other eligible non-employee directors included grants of 3,000 stock options made as of April 1, 2005 and 3,000 stock options made as of April 1, 2006, consistent with the Company’s accelerated basis of expense recognition. These amounts have been determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123(R)”) and include amounts from stock option awards granted both during and prior to fiscal 2007. Assumptions used in the calculations of these amounts are included in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K.

(3)	John R. Alchin was appointed to the Board of Directors and as a member of the Audit Committee on February 6, 2007. Fiscal 2007 compensation included:

•	$6,552.20 in annual retainer fees pro-rated from the annual fee of $45,000 per year; and

•	$24,979 representing compensation expense associated with an initial grant of options as of February 6, 2007 to purchase 7,500 shares of the Company’s Class A Common Stock. The grant date fair value of these 7,500 options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $229,350, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Alchin held options to purchase 7,500 shares of the Company’s Class A Common Stock.

(4)	Arnold H. Aronson is a member of the Nominating & Governance Committee as of February 6, 2007. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$2,000 for attendance at meetings of the Nominating & Governance Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Aronson held options to purchase 13,500 shares of the Company’s Class A Common Stock.

(5)	Frank A. Bennack, Jr. is Chair of the Audit Committee and a member of the Compensation Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$12,300.82 for an annual retainer fee as Chair of the Audit Committee based upon a fee of $7,500 per year from April 2, 2006 to August 10, 2006 and $15,000 per year from August 11, 2006 to March 31, 2007;

•	$20,000 for attendance at meetings of the Audit Committee and Compensation Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005,based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Bennack held options to purchase 31,500 shares of the Company’s Class A Common Stock.

(6)	Dr. Joyce F. Brown is Chair of the Nominating & Governance Committee and a member of the Audit Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$12,300.82 for an annual retainer fee as Chair of the Nominating & Governance Committee based upon a fee of $7,500 per year from April 2, 2006 to August 10, 2006 and $15,000 per year from August 11, 2006 to March 31, 2007;

•	$14,000 for attendance at meetings of the Audit Committee and Nominating & Governance Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005,based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Dr. Brown held options to purchase 22,500 shares of the Company’s Class A Common Stock.

(7)	Joel L. Fleishman is Chair of the Compensation Committee and a member of the Nominating & Governance Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$12,300.82 for an annual retainer fee as Chair of the Compensation Committee based upon a fee of $7,500 per year from April 2, 2006 to August 10, 2006 and $15,000 per year from August 11, 2006 to March 31, 2007;

•	$18,000 for attendance at meetings of the Compensation Committee and Nominating & Governance Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Fleishman held options to purchase 28,500 shares of the Company’s Class A Common Stock.

(8)	Judith A. McHale is a member of the Audit Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$10,000 for attendance at meetings of the Audit Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Ms. McHale held options to purchase 22,500 shares of the Company’s Class A Common Stock.

(9)	Steven P. Murphy is a member of the Nominating & Governance Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$8,000 for attendance at meetings of the Nominating & Governance Committee; and

•	$74,624 representing compensation expense associated with an initial grant of options as of November 28, 2005 to purchase 7,500 shares of the Company’s Class A Common Stock. The grant date fair value of these 7,500 options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $128,625, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Murphy held options to purchase 7,500 shares of the Company’s Class A Common Stock.

(10)	Terry S. Semel is a member of the Compensation Committee. Fiscal 2007 compensation included:

•	$41,401.10 in annual retainer fees based upon a fee of $35,000 per year from April 2, 2006 to August 10, 2006 and $45,000 per year from August 11, 2006 to March 31, 2007;

•	$4,000 for attendance at meetings of the Compensation Committee; and

•	$15,948 representing compensation expense associated with an annual grant as of April 1, 2006 of options to purchase 3,000 shares of the Company’s Class A Common Stock and $4,618 representing compensation expense associated with an annual grant as of April 1, 2005 of options to purchase 3,000 shares of the Company’s Class A Common Stock. The grant date fair value of these options, estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R), was $60,180 for the 3,000 options granted on April 1, 2006 and $46,650 for the 3,000 options granted on April 1, 2005, based on assumptions noted in footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. At the end of fiscal 2007, Mr. Semel held options to purchase 34,500 shares of the Company’s Class A Common Stock.

(11)	Robert C. Wright was appointed to the Board of Directors on May 23, 2007, after the end of the Company’s 2007 fiscal year, and thus, received no compensation or options to purchase shares of the Company’s Class A Common Stock in fiscal 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

Compensation Philosophy and Objectives

The Company’s compensation philosophy is designed to attract, motivate and retain qualified executives and to support a performance-oriented environment that rewards achievement of the Company’s short-term and long-term goals. The Company seeks to establish and maintain a compensation program that guides and reinforces sound decision-making, the achievement of targeted goals, and leadership behavior. This philosophy is reflected in the following guiding principles:

•	Goal Achievement — The Company’s strategic and operating goals seek to drive performance in the Company’s wholesale, retail and licensing markets to create shareholder value. The Company’s compensation program is closely aligned with these goals to continually challenge individuals to perform at their highest levels.

•	Professional Growth — The compensation program is designed to create an environment that encourages, rewards and sustains professional growth. Compensation and reward opportunities are designed to reflect an individual’s development and job performance in his or her position and the nature of the employee’s contribution to the Company’s overall success.

•	Link to Company Affiliation — The Company is a complex international organization that remains focused on bringing collective effort to bear on common goals. The Company’s compensation program seeks to reinforce teamwork and a strong link to company affiliation.

•	Competitive Compensation — To support its goals of attracting and retaining quality talent, the Company has taken significant steps to maintain its compensation at competitive levels while at the same time seeking to avoid inequities within the Company. While the Company considers, among other things, competitive market compensation paid by other companies in establishing its compensation programs, it does not attempt to maintain a certain target percentile within a peer group or otherwise rely exclusively on this type of data to determine executive compensation.

Process for Determining Compensation for Executives

Role of Compensation Committee and Management’s Role.  The Compensation Committee of the Company’s Board of Directors is responsible for evaluating the performance of and determining the compensation payable to Ralph Lauren, the Chief Executive Officer (“CEO”) and Roger N. Farah, the Chief Operating Officer (“COO”) of the Company. The CEO and the COO evaluate the performance of the three other named executive officers and the Compensation Committee considers proposals from the CEO and the COO to approve increases with respect to the compensation payable to the three other named executive officers. The Compensation Committee regularly reviews the design and structure of the Company’s compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further the Company’s strategic priorities.

Role of Compensation Consultant.  The Compensation Committee has retained the services of an independent advisor to provide guidance in association with significant executive compensation decisions. For most of fiscal 2007, the Compensation Committee relied on the services of Hewitt Associates Inc. for this advice. In March 2007, the Compensation Committee approved the selection of Exequity LLP to provide ongoing advisory services with respect to executive compensation when the Compensation Committee’s lead outside consultant who was extremely knowledgeable with respect to the Company’s executive compensation program left Hewitt Associates to join Exequity. The Compensation Committee periodically solicits from its compensation advisors market information on compensation trends, along with perspectives on the design and administration of specific pay programs which the Company uses to motivate its employees and to fulfill its corporate, strategic and business objectives. The Compensation Committee retains sole responsibility for engaging Exequity or any other compensation advisor, and meets frequently with its advisor in executive sessions. From time to time, and in response to Compensation Committee directives, the compensation advisor has conducted specific projects for the Company, all of which have been connected with matters pertaining to the operation and administration of the Company’s executive compensation program. Neither Hewitt Associates nor Exequity provided any services to the Company other than those directly relating to its role as executive compensation advisor to the Compensation Committee during fiscal 2007.

Performance Evaluation.  Performance is evaluated for all employees on an annual basis following the end of each fiscal year. Messrs. Lauren and Farah evaluate the performance of the other three named executive officers (listed in the Summary Compensation Table) and report to the Compensation Committee with respect thereto and the Compensation Committee evaluates the performance of Messrs. Lauren and Farah.

Employment Agreements.  The Company has a longstanding practice of entering into employment agreements with its corporate officers and senior management. The Company believes that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent and other expertise in a highly competitive industry. Employment agreements for the CEO and the COO are developed and approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisor. Employment agreements for the other three named executive officers are established by Mr. Lauren and Mr. Farah in consultation with and subject to the approval of the Compensation Committee. The guidelines for salary, bonus and certain other compensation components for each named executive officer are set forth in his or her respective employment agreement. See “Executive Employment Agreements” and “Summary Compensation Table” below.

The Company renewed the employment agreement of its Senior Vice President and Chief Financial Officer, Ms. Tracey T. Travis, effective March 26, 2007, and the employment agreement of its Senior Vice President for Human Resources and Legal, Mr. Mitchell A. Kosh, effective April 30, 2007. Their initial annual salaries under these agreements are equivalent to the annual salaries that they each received for fiscal year 2007 and their bonuses and other compensation arrangements are identical to those set forth in their prior employment agreements. See “Executive Employment Agreements” and “Summary Compensation Table” below. In addition, on June 12, 2007, the Company renewed Mr. Lauren’s employment agreement for an additional five-year period commencing on March 30, 2008. See “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” for key changes between Mr. Lauren’s current employment agreement and his renewed employment agreement.

Components of Executive Compensation

The Company’s compensation structure consists primarily of an annual base salary, annual cash incentive bonus and long-term equity-based incentive awards generally in the form of stock options, restricted stock awards, and restricted performance share units (RPSUs). The Company also provides deferred compensation and perquisites for certain executives. These components of compensation are reviewed from time to time internally and externally relative to companies that compete with the Company for business and/or executive and creative talent. In establishing compensation structures and programs, the Company generally considers competitive market compensation, particularly annual base salaries and annual bonus or incentive payments, paid by other companies in the areas of branded apparel, luxury goods and retail, including those in the New York region, nationally or internationally, as appropriate. While the Compensation Committee is from time to time provided with information regarding such competitive market compensation from publicly available sources or third party survey sources, the Company does not seek to maintain a certain target percentile within any specific peer group, or otherwise place significant emphasis on executive compensation approaches taken by other branded apparel, luxury goods or retail companies.

Base Salary.  Base salaries for the named executive officers are set forth in their respective employment agreements. Periodically, however, the Compensation Committee considers proposals from the Company’s management to approve increases to the base salaries for named executive officers other than Mr. Lauren and Mr. Farah. When considering whether to approve these adjustments, the Compensation Committee takes into account a number of factors, including:

•	the Company’s performance;

•	the individual’s current and historical performance and contribution to the Company; and

•	the individual’s role and unique skills.

In fiscal 2007, in conjunction with the Company’s annual performance review process, the Compensation Committee approved annual base salary increases for a number of its senior executives in recognition of their contributions to the Company’s strong performance during the preceding fiscal year. Ms. Tracey T. Travis, the Company’s Senior Vice President and Chief Financial Officer, and Mr. Mitchell A. Kosh, the Company’s Senior Vice President of Human Resources and Legal, received annual salary increases of approximately 8% and 4%, respectively, which increases were comparable to those annual increases provided to a number of other senior management employees of the Company.

Annual Cash Incentive Bonuses.  The Company has two cash incentive bonus plans, the Executive Incentive Plan (“EIP”) and the Executive Officer Annual Incentive Plan (“EOAIP”). Each plan is designed to promote executive decision making and achievement that supports the realization of key overall Company financial goals. For fiscal 2007, the participants in the Company’s EOAIP consisted of each of the Company’s five named executive officers.

Executive Incentive Plan.  Eligible EIP participants are those employees who are in positions of Senior Director level and above (“Executives”) and who make important leadership contributions to achieve the Company’s annual objectives. Executives designated as corporate participants are eligible to receive a bonus based primarily on the Company’s overall corporate performance while Executives designated as division participants are eligible to receive a bonus based on a combination of the Company’s overall corporate performance and the particular Executive’s division’s performance. In fiscal 2007, under the EIP, Executives had target bonus opportunities ranging from 15% to 50% of fiscal year salary earnings, depending on position level and responsibility, with larger bonus opportunities provided to those with greater responsibility.

The Compensation Committee establishes the guidelines under which the EIP is administered, including financial performance goals and payout schedules. The goals reflect the Company’s performance using performance measures such as the following (each as determined in accordance with generally accepted accounting principles as consistently applied by the Company):

•	net revenues,

•	gross profit,

•	net income before taxes,

•	selling, general and administrative expenses as a percentage of net revenues, and

•	inventory turn rate and inventory shrinkage control.

If so determined by the Compensation Committee at the beginning of the applicable fiscal period, performance relative to goals may also be adjusted to omit the effects of, among other things, extraordinary items, any gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

The EIP provides payouts based on different levels of achievement:

•	Threshold: the minimum level of performance for which a bonus is paid and typically set at 80% to 90% of the Target level. No bonuses will be earned if the Threshold level of performance is not achieved.

•	Target: 100% achievement of financial goals.

•	Maximum: achievement at a superior level of performance of up to 110% of the Target Level.

For achievement between Threshold and Maximum, bonus payouts are interpolated to reflect the level of results achieved. Bonuses for EIP participants are capped at 100% of their fiscal year salary earnings.

Executive Officer Annual Incentive Plan.  The Company maintains a separate plan, similar to the EIP, for a select group of its corporate officers. Under the EOAIP, the Compensation Committee determines the EOAIP participants from among the Company’s executive officers. The Compensation Committee has the discretion to reduce or eliminate, but not increase, the bonus amounts payable under the plan. The EOAIP is proposed to be amended, subject to stockholder approval. See “Proposal 2 — Proposal to Amend the Polo Ralph Lauren

Corporation Executive Officer Annual Incentive Plan.” For fiscal 2007, the participants in the Company’s EOAIP consisted of each of the Company’s five named executive officers.

While the EOAIP is similar to the EIP, the Company believes that maintaining a separate EOAIP for the Company’s corporate officers provides the Compensation Committee with the flexibility to maintain an incentive plan for these officers that is closely aligned with the officers’ significant roles and broad responsibilities within the Company and reflects their contributions to the overall success of the Company. In fiscal 2007, the key differences between the EIP and the EOAIP are:

•	participants in the EOAIP may have individual payout schedules based upon such participant’s existing employment agreement;

•	participants in the EOAIP are eligible for a bonus opportunity based 100% on the Company’s total performance without consideration of performance within a specific division; and

•	strategic financial goals are tailored for EOAIP participants based on overall company goals.

The EOAIP incorporates the same current levels of achievement as provided in the EIP, which consist of Threshold, Target and Maximum levels. However, the employment agreement for Mr. Lauren provides for achievement levels of Minimum, Threshold, Target and Maximum. See “Executive Employment Agreements — Ralph Lauren’s Employment Agreement”. Performance measures under the EOAIP may vary from period to period and from corporate officer to corporate officer. If so determined by the Compensation Committee at the beginning of the fiscal year, performance relative to goals may also be adjusted, to the extent permitted under Section 162(m) of the Code, to omit, among other things, the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

Fiscal 2007 Cash Incentive Bonuses.  Each year, the Company engages in an extensive and deliberate process to establish its budget, performance measures and performance targets which are then presented to the Compensation Committee. The Compensation Committee and the Company then determine the annual cash incentive bonuses for each named executive officer based strictly on the Company’s achievement against pre-determined financial goals, established budget figures, performance measures and performance targets, without any discretionary performance factors taken into consideration. All bonuses under the EOAIP are capped. The specific application of these caps is subject to the respective employment agreements of each of the named executive officers. Mr. Farah, Ms. Nemerov, Ms. Travis and Mr. Kosh have their bonuses adjusted by plus or minus 10% based upon achievement against strategic financial goals established by the Compensation Committee. For the past seven years, the Company has successfully used this process to motivate and stretch the performance of the Company’s senior management team.

For fiscal 2007, under the EOAIP, the financial goal performance measure selected was net income before taxes and the strategic goal performance measure selected was Company selling, general and administrative expenses as a percentage of net revenues. The Company believes that net income before taxes is a comprehensive indicator of the Company’s annual performance and that reducing selling, general and administrative expenses as a percentage of net revenues is an important part of the Company’s ongoing strategic objectives. Since disclosure of specific targets under the EOAIP could benefit competitors of the Company by providing information that the Company would not otherwise disclose, the Company is not disclosing these specific targets. The Company’s future performance is inherently uncertain and can be significantly affected by factors such as levels of consumer spending, interest rates, employment levels, currency fluctuations and other variables that are difficult to predict at the time that it is establishing its budget figures, performance measures and performance targets. At the time the targets were set, the Company believed that the specific targets for fiscal 2007 incorporated an appropriate level of difficulty and required significant ongoing performance improvements on the part of the Company in order to be achieved. The targets for fiscal 2008 have been established with the same goal on a similar basis.

While the bonus payment for Mr. Lauren pursuant to his employment agreement is based solely on the performance measure of net income before taxes and is not adjusted for the strategic goal of Company selling, general and administrative expenses as a percentage of net revenues, the bonus payments for the other four named executive officers are subject to the strategic goal. In addition, performance relative to Company selling, general and administrative expenses as a percentage of net revenues could increase or decrease the bonuses otherwise payable to such four other named executive officers based on net income before taxes by up to 10%. In calculating the bonuses, results for fiscal 2007 were adjusted in accordance with the rules established by the Compensation Committee at the start of the fiscal year.

Mr. Lauren’s employment agreement provides for an annual bonus in fiscal 2007 with a target of $11,000,000 and a maximum of 150% of target, or $16,500,000. In fiscal 2007, Mr. Lauren was eligible for a bonus once the Company reached 50% of the net income before taxes target established by the Compensation Committee. The other four named executive officers of the Company were eligible for a bonus in fiscal year 2007 when the Company reached 80% of the net income before taxes target established by the Compensation Committee. Based on the Company’s achievement of performance goals relative to the net income before taxes target established by the Compensation Committee, for fiscal 2007 Mr. Lauren received an incentive bonus of $16,500,000, representing his maximum bonus opportunity.

In fiscal 2007, similar to past practice and in compliance with their respective employment agreements, Mr. Farah had a target bonus of 200% of his base salary, Ms. Nemerov had a target bonus of 100% of her base salary and each of Ms. Travis and Mr. Kosh had a target bonus of 50% of their respective base salaries. Based on the Company’s achievement of performance goals relative to the net income before taxes target established by the Compensation Committee and the Company’s achievement of its strategic goal relative to the selling, general and administrative expenses of the Company as a percentage of net revenues established by the Compensation Committee, for fiscal 2007 Mr. Farah received an incentive bonus of $2,970,000; Ms. Nemerov received an incentive bonus of $1,980,000; Ms. Travis received an incentive bonus of $742,500; and Mr. Kosh received an incentive bonus of $687,500, representing their respective maximum bonus opportunities.

The EOAIP is proposed to be amended, subject to stockholder approval. See “Proposal 2 — Proposal to Amend the Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan.”

Long-Term Equity-Based Incentives.  The Company maintains a program of long-term equity-based incentives that are intended to align executive and shareholder interests and thereby encourage executive decision making that maximizes share value creation over time. By making long-term equity-based incentives a significant part of compensation, the Company maintains an executive compensation program that emphasizes long range goal achievement which is consistent with the Company’s compensation philosophy.

The Compensation Committee establishes guidelines annually for determining long-term equity-based incentive grants to Executives under the Company’s 1997 Stock Incentive Plan. These guidelines generally provide that the type of awards and the number of shares to be granted to employees are based on their position levels within the Company. Messrs Lauren’s and Farah’s long-term equity based incentive awards are each provided under their respective employment agreements. In fiscal 2007, Mr. Lauren received restricted stock units and stock options and Mr. Farah received RPSUs. Mr. Farah recommends annual equity awards for the three other named executive officers, which are approved by the Compensation Committee. In fiscal 2007, for the three named executive officers other than Messrs. Lauren and Farah, the Company issued three types of long-term equity awards — Stock Options, Cliff RPSUs and Pro-Rata RPSUs.

As determined by the Committee in any given year, awards granted may also include restricted stock units and performance-based stock awards (as described below under “Fiscal 2007 Long-Term Equity-Based Incentive Awards”).

Stock Options.  The Company grants non-qualified stock options that vest ratably over a three-year period subject to continued employment. Stock options are granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Class A Common Stock on the grant date. The Company has not issued stock options with accelerated vesting features except as specified in certain employment agreements. In addition, the Company has not re-priced or re-issued stock options.

The vast majority of stock options are granted to eligible Executives, including the Company’s named executive officers, at regular Compensation Committee meetings which are usually scheduled five times per year and often as far as one year in advance of the actual meeting dates. Thus, stock options are typically granted at such regularly scheduled meetings rather than in conjunction with the disclosure of material non-public information or the occurrence of a significant corporate event or transaction. Prior to fiscal 2008, the Company granted these annual awards in conjunction with the Compensation Committee’s regularly scheduled May and June meetings. To better align with other aspects of the Company’s compensation administration, in February 2007, the Compensation Committee decided to set the grant date for these annual awards approximately three weeks before the Company’s first fiscal quarter earnings release date, making the grants effective in mid-July rather than earlier in the year as such grants had historically been made. In addition to the annual awards, grants may be made to certain newly hired or promoted Executives. Such awards are typically granted and priced as of the last business day of each fiscal quarter immediately following the hiring or promotion of an Executive.

Restricted Performance Share Units (RPSUs).  The Company issues Cliff RPSUs and Pro-Rata RPSUs both of which provide a recipient with the opportunity to receive shares of the Company’s Class A Common Stock based on the achievement by the Company of performance goals over a specified period. Achievement of performance goals is subject to adjustment to exclude the effect of certain events and transactions as permitted under the 1997 Stock Incentive Plan in accordance with the rules established by the Compensation Committee at the start of the fiscal year in which any such grants are made.

The performance measures for each kind of RPSU are set by the Compensation Committee at the time of grant, and may include one or more of the following factors:

•	Net earnings or net income (before or after taxes);

•	Basic or diluted earnings per share;

•	Net operating profit;

•	Net revenue or net revenue growth;

•	Gross profit or gross profit growth; or

•	Return on assets.

Cliff RPSUs.  Cliff RPSUs granted to Executives vest in full at the end of a three-year performance period, subject to continued employment. The grant provides a target number of shares that will vest and be paid out subject to achievement of pre-established financial goals. Three levels of achievement are used to determine vesting, which are Threshold, Target and Maximum. The Threshold level, which is 70% of the financial goal, must be achieved in order for any shares to be provided to recipients at the end of the applicable three-year vesting period. If performance is at the Threshold level, 75% of the target number of shares will vest and be paid out. If performance is at the Target level, which is 100% of the financial goal, then 100% of the target number of shares will vest and be paid out. If performance is at the Maximum level, which is 110% or more of the financial goal, then 150% of the target shares will vest and be paid out. In fiscal 2007, an award granted in fiscal 2005 vested based upon the achievement of pre-established financial goals at the Maximum level. As a result, 150% of the target shares which were granted in fiscal 2005 vested and were paid out. For the reasons set forth under “Fiscal 2007 Cash Incentive Bonuses” above, the Company is not disclosing specific targets. In establishing the targets for the Cliff RPSUs, the Company required ongoing performance improvement and believed that the targets would be difficult but achievable with significant effort. For performance between Threshold and Maximum, the shares vested and paid out will be determined based on interpolation to reflect the level of performance achieved. Once an award is granted in any fiscal year, the prevailing performance measures, performance goals, vesting schedule or payout schedule will not be modified for that grant, unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, during the applicable three-year performance term. Cliff RPSUs granted in fiscal 2007 will vest after the end of fiscal 2009 based on cumulative net earnings of the Company for the three fiscal year period 2007 — 2009. The Company believes that net earnings is an appropriate performance measure for an extended period such as a three-year period, since it is a comprehensive measure that assesses the overall performance of the Company over a significant uninterrupted period of time and is aligned with measures often used by the investment community.

Pro-Rata RPSUs.  Pro-Rata RPSUs issued in fiscal 2007 vest ratably on an annual basis over a three-year period, with vesting of each one-third of the award subject to an annual corporate performance goal and continued employment. As a result, one third of the Pro-Rata RPSUs granted in fiscal 2007 will be eligible to vest after each of the end of fiscal 2007, the end of fiscal 2008 and the end of fiscal 2009. For fiscal 2007, the performance measure for Pro-Rata RPSUs was net income before taxes. Similar to the performance measure in the Company’s EIP, the Company believes that the use of net income before taxes as a measure for the award of Pro-Rata RPSUs is a comprehensive indicator of the Company’s annual performance. The performance level that must be achieved in order for each one-third of the fiscal 2007 Pro-Rata RPSUs to vest is the Threshold level, which is 80% of the Target level of net income before taxes for that year. Unlike Cliff RPSUs, the Pro-Rata RPSUs do not provide for payouts above or below the 100% Target level. In establishing the targets for the Pro-Rata RPSUs, the Company required ongoing performance improvement and believed that the targets would be achievable if the Company met its performance expectations.

Restricted Stock.  The Company also grants restricted stock units to certain of its senior executives. Restricted stock units entitle the holder to receive a specified number of shares of Class A Common Stock at the end of a vesting period. In addition, holders of restricted stock units are entitled to receive dividend equivalent units in connection with the payments of dividends on the Company’s Class A Common Stock. Generally, grants of restricted shares of stock vest over a five-year period of time, subject to the holder’s continuing employment with the Company.

Fiscal 2007 Long-Term Equity-Based Incentive Awards.  In fiscal 2007, each of the named executive officers received the following long-term equity grants:

	Restricted
Name	Stock Units(1)	Stock Options(2)	Cliff RPSUs		Pro-Rata RPSUs

Ralph Lauren	100,000	150,000	—		—
Roger N. Farah	—	—	187,500	(3)	—
Jackwyn L. Nemerov	—	37,935	19,775		11,019
Tracey T. Travis	—	6,180	4,720		1,800
Mitchell A. Kosh	—	4,800	3,690		1,410

(1)	The grant of restricted stock units will cliff vest in its entirety on the fifth anniversary of the grant.

(2)	The options for Mr. Lauren have an exercise term of ten years and the options for the other three named executive officers who received stock options in fiscal 2007 have an exercise term of seven years. All options vest ratably on the first three anniversaries of the date of grant.

(3)	This grant will be eligible to vest in full at the end of fiscal 2009 subject to the achievement of the performance measure goal set by the Compensation Committee. The performance measure goal of net earnings for this award is the same as that set for the Cliff RPSUs issued to all other Executives in fiscal 2007. However, unlike the Cliff RPSUs for the other Executives, Cliff RPSUs granted to Mr. Farah do not provide for payouts above or below the 100% Target level.

Employee Benefits.  The Company provides a number of benefit plans to all eligible employees, including its named executive officers. These benefits include programs such as medical, dental, life insurance, short and long-term disability coverage, and a 401(k) plan. The Company’s senior management and its named executive officers are also eligible for an executive medical plan covering such executives and their eligible dependents, an annual executive physical, financial counseling, and an annual car allowance.

Other Benefits.  The Company provides its named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table, that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that these benefits generally allow its executives to work more efficiently, promote the Company’s brand and are legitimate business expenses, but it also recognizes that these costs can be viewed as personal benefits. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation. The Company provides to certain of its named executive officers the use of an automobile and driver, personal security and use of the Company’s aircraft for personal travel on a limited basis. The Company also provides a merchandise discount on most Company products in the amount of 50% to its named executive officers.

Deferred Compensation.  The Company provides a Supplemental Executive Retirement Plan (“SERP”) to certain of its executives, generally for those who had a title of Vice President and above when they were admitted to such plan. In October 2004, the Company ceased admitting new participants in the SERP. For those executives still participating in the SERP, the Company provides annual contributions equal to 5% of his or her fiscal year salary earnings (as defined in the Executive Incentive Plan). Prior to fiscal 2006, contributions were equal to 5% of fiscal year salary earnings and bonus. This contribution, together with interest at the then- current mid-term Applicable Federal Rate published by the Internal Revenue Service, is credited to a participant’s account on or before September 1st of the succeeding fiscal year, effective as of the preceding April 1st. A participant generally vests in his or her SERP account over the first five years of his or her participation in the SERP. A participant’s account balance is payable to the participant upon retirement at age 65, disability or termination of employment. Upon retirement, a participant will be paid his or her balance in monthly installments over a 15 year period. Upon disability, a participant may choose to have his or her balance paid (i) in monthly installments over a 10 or 15 year period, (ii) in equal increments over a five year period or (iii) in a lump-sum. Upon termination of employment prior to retirement (other than for death or disability), the Company will pay the participant his or her vested balance in annual installments as follows:

Amount of Vested Balance	Number of Years

$1 million or more	10 years
$500,000 - $999,000	5 years
$100,000 - $499,000	3 years
less than $100,000	One Lump-Sum

Certain Tax Matters.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s CEO and its other named executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company’s EOAIP and 1997 Stock Incentive Plan are designed to permit the deductibility of awards payable to the Company’s named executive officers for Federal income tax purposes even if the compensation paid to any such officer exceeds $1,000,000. Under Mr. Ralph Lauren’s new employment agreement commencing on March 30, 2008, a portion of his annual base salary will not be deductible since it will exceed $1,000,000. See “Executive Employment Agreements.”

In assessing compensation proposals with respect to executive officers, the Compensation Committee considers the deductibility of executive compensation, but reserves the right to compensate named executive officers in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some portions of the compensation paid to a named executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Company.

Accounting Matters.  Each element of the compensation that the Company pays to its executives is expensed in the Company’s financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Company considers in determining the amount, form, and design of each pay component for its executives.

Adjustment or Recovery of Awards.  The Company has not previously adopted a formal or informal policy regarding the adjustment or recovery of awards in connection with a restatement or adjustment of its financial statements that would otherwise have resulted in a reduction in the size of the award or payment. The Company has not experienced any situations or occasions that would have resulted in an adjustment to the size of the award or payment if such policy were in place. If the Company does experience such an adjustment in the future, the Compensation Committee would assess the circumstances relating to the adjustment and take such legally permissible actions as it believes to be appropriate in its discretion at such time. As set forth in Proposal 2, the Company is recommending the amendment of the EOAIP to permit the Company to seek repayment, in the reasonable discretion of the Compensation Committee, of bonuses paid to executives based upon the occurrence of various events such as termination of employment for cause, a material violation of material written policies of the Company, a breach of any restrictive covenants, or where the executive’s gross negligence or intentional misconduct results in the Company having to prepare an accounting restatement due to material noncompliance with applicable

SEC requirements. See “Proposal 2 — Proposal to Amend the Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan.”

Compensation Committee Report

The Compensation Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management and with the other members of the Board of Directors. Based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Joel L. Fleishman (Chair)
Frank A. Bennack, Jr.
Terry S. Semel

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s chief executive officer, the Company’s chief financial officer and the Company’s three other executive officers serving as of March 31, 2007, the end of the Company’s 2007 fiscal year (the “named executive officers”), for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal year ended March 31, 2007.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)

Ralph Lauren	2007	1,000,000	—	5,539,863	2,709,025	16,500,000	—	110,876	25,859,764
Chairman & CEO
Roger Farah	2007	900,000	—	8,586,121	0	2,970,000	—	90,238	12,546,359
President & COO
Jackwyn Nemerov	2007	900,000	—	1,607,012	796,522	1,980,000	—	202,679	5,486,213
Executive Vice President
Tracey Travis	2007	663,462	—	508,739	189,525	742,500	—	29,213	2,133,439
SVP and Chief Financial Officer
Mitchell Kosh	2007	619,231	—	367,898	94,461	687,500	—	44,613	1,813,703
SVP Human Resources and Legal

(1)	The amounts reported in this column represent base salaries paid to each of the named executive officers for fiscal 2007 as provided for in their respective employment agreements. See “Executive Employment Agreements”.

(2)	The named executive officers did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established, substantially uncertain and communicated goals, including payments under the EOAIP, appear in the column headed, “Non-Equity Incentive Plan Compensation”.

(3)	The amounts reported in this column represent the dollar amount of restricted stock unit (RSU) awards recognized, or “expensed,” for each of the named executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123(R) for fiscal 2007. Under FAS 123(R), the fair value of RSU awards is estimated on the grant date. See footnote 18 of the notes to the Company’s financial statements in the Company’s Annual Report on Form 10-K. Fiscal year 2007 was the first fiscal year in which the Company awarded Pro-Rata RSUs. See “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Equity Based Awards” for a description of the determination of RSU awards and certain material terms and conditions of the RSUs.

(4)	The stock compensation amounts do not reflect compensation actually received by the named executive officer. The amounts reported in this column instead represent the compensation expense, without reduction for any risk of forfeiture, recognized by the Company for financial statement reporting purposes related to stock options for fiscal 2007 in accordance with FAS 123(R).

(5)	The amounts reported in this column represent payments made under the EOAIP in June 2007 with respect to Fiscal 2007.

(6)	The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified. See “Non-Qualified Deferred Compensation Table”.

(7)	The amounts reported in this column represent the aggregate dollar amount for each named executive officer of all other compensation for the year, including perquisites and other personal benefits. Under the SEC rules, the Company is required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. In fiscal 2007, Mr. Lauren received perquisites and other personal benefits including supplemental medical expenses ($64,086), use of an automobile and driver ($46,470), personal security and merchandise discounts. In fiscal 2007, Mr. Farah received perquisites and other personal benefits including benefits arising from his personal use of the Company’s aircraft ($48,000), an automobile allowance, financial planning services, supplemental medical expenses and merchandise discounts. The calculation of incremental cost to the Company for any executive’s personal use of the Company’s aircraft includes the variable costs incurred by the Company as a result thereof consisting of a portion of aircraft fuel, any flight-related fees and any travel expenses for the flight crew. In fiscal 2007, Ms. Nemerov received perquisites and other personal benefits, including use of an automobile and driver ($92,850), financial planning services, supplemental medical expenses and merchandise discounts. In addition, in fiscal 2007, Ms. Nemerov received a tax gross-up payment of $85,591 to cover her tax liability with respect to the use of the automobile and driver. In fiscal 2007, Ms. Travis received perquisites and other personal benefits, including an automobile allowance, supplemental medical expenses, an executive medical exam and merchandise discounts. In fiscal 2007, Mr. Kosh received perquisites and other personal benefits including financial planning services, an automobile allowance, supplemental medical expenses, an executive medical exam and merchandise discounts.

(8)	The amounts reported in this column are the sum of columns 1 through 7 for each of the named executive officers. All compensation amounts reported in this column include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2007.

									All	All
									Other	Other
									Stock	Option			Grant
									Awards:	Awards:	Exercise or		Date
									Number of	Number of	Base		Fair
			Estimated Possible Payouts Under						Shares of	Securities	Price of	Closing	Value of
			Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Price on	Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date of	Option
Name	Date(1)	Date(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	(#)(5)	($/Sh)(6)	Grant	Awards

Ralph Lauren			$4,400,000	$11,000,000	$16,500,000
	06/08/2006	05/22/2006							100,000				$5,543,000
	06/08/2006	05/22/2006								150,000	$55.425	$55.54	$3,960,000
Roger Farah			$900,000	$1,800,000	$2,700,000
	06/30/2006	06/15/2006				0	187,500	187,500					$10,325,625
Jackwyn Nemerov			$517,500	$900,000	$1,800,000
	06/08/2006	05/22/2006								25,875	$55.425	$55.54	$454,624
	06/30/2006	06/15/2006				0	7,515	7,515					$412,423
	06/30/2006	06/15/2006				14,831	19,775	29,663					$1,078,133
	10/02/2006	10/02/2006				0	3,504	3,504					$228,180
	10/02/2006	10/02/2006								12,060	$65.310		$239,994
Tracey Travis			$168,750	$337,500	$675,000
	06/08/2006	05/22/2006								6,180	$55.425	$55.54	$108,583
	06/30/2006	06/15/2006				0	1,800	1,800					$98,784
	06/30/2006	06/15/2006				3,540	4,720	7,080					$257,334
Mitchell Kosh			$156,250	$312,500	$625,000
	06/08/2006	05/22/2006								4,800	$55.425	$55.54	$84,336
	06/30/2006	06/15/2006				0	1,410	1,410					$77,381
	06/30/2006	06/15/2006				2,768	3,690	5,535					$201,179

(1)	For accounting purposes, the grant date for RPSUs approved by the Compensation Committee on June 15, 2006 was determined to be as of June 30, 2006 because the Company’s performance targets were not ratified by the Compensation Committee until June 30, 2006. In addition, the Compensation Committee approved grants of stock options on May 22, 2006 with a prospective grant date for these options to be as of June 8, 2006.

(2)	Represents grants of cash incentive awards under the Company’s EOAIP. See “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Cash Incentive Bonuses” for a description of the material terms of these awards.

(3)	Represents the amount of RPSUs, including both Cliff RPSUs and Pro-Rata RPSUs, that were granted in fiscal 2007. See “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Equity Based Awards” for a description of the material terms of these awards.

(4)	Represents restricted stock units (RSU) granted pursuant to Mr. Lauren’s employment agreement in fiscal 2007. See “Executive Employment Agreements” for a description of the material terms of these RSUs.

(5)	Represents the number of stock options granted in fiscal 2007 under the Company’s 1997 Stock Incentive Plan. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date.

(6)	Represents the exercise price for the stock options granted, which was the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Class A Common Stock on the grant date.

Executive Employment Agreements

Ralph Lauren’s Employment Agreement.  Ralph Lauren is employed as the Company’s Chairman of the Board and CEO pursuant to an amended and restated employment agreement dated as of June 23, 2003 (the “Current Employment Agreement”). On June 12, 2007, the Company renewed Mr. Lauren’s employment agreement for an additional five-year period commencing on March 30, 2008 (the “New Employment Agreement”). The key terms of Mr. Lauren’s Current Employment Agreement are indicated below. Unless otherwise noted, the key terms of Mr. Lauren’s New Employment Agreement remain the same as those under his Current Employment Agreement.

•	Term: Mr. Lauren’s Current Employment Agreement provides for an initial five-year term ending on March 29, 2008, the last day in the Company’s 2008 fiscal year, subject to automatic, successive one-year extensions thereafter unless either party gives the other at least 90 days’ notice that the term will not be extended. Mr. Lauren’s New Employment Agreement, commencing on March 30, 2008 provides for a five-year term ending on March 30, 2013, the last day in the Company’s 2013 fiscal year. His New Employment Agreement will not be subject to any automatic, successive one-year extensions.

•	Salary: Under Mr. Lauren’s Current Employment Agreement, he is entitled to an annual base salary of $1 million. Under Mr. Lauren’s New Employment Agreement, he will be entitled to an annual base salary of $1.25 million commencing on March 30, 2008.

•	Bonus: The range of Mr. Lauren’s bonus opportunity for each fiscal year is determined on an annual basis by the Compensation Committee of the Board of Directors but his Current Employment Agreement provides for a target bonus in the amount of $8 million for fiscal 2004, which target bonus increases $1 million for each subsequent fiscal year so that his target bonus is $12 million in fiscal 2008, subject, in each fiscal year, to achievement of financial performance goals established under the Company’s EOAIP. Under Mr. Lauren’s New Employment Agreement, Mr. Lauren’s target bonus will be in the amount of $13 million for each of the fiscal years during the term of his New Employment Agreement. The maximum bonus provided for under both his Current Employment Agreement and his New Employment Agreement in any fiscal year is 150% of that year’s target bonus.

•	Options and Restricted Stock: Under Mr. Lauren’s Current Employment Agreement, he is entitled to annual grants of options to purchase 150,000 shares of the Company’s Class A Common Stock and annual issuances of 100,000 restricted stock units under the Company’s 1997 Stock Incentive Plan. The options have an exercise term of ten years and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below in “Potential Payments Upon Termination or Change in Control”. The exercise price for any options issued to Mr. Lauren is equal to the fair market value of the Company’s stock as of the date of any options grant. Each annual grant of restricted stock units will vest in its entirety on the fifth anniversary of the grant, subject to accelerated vesting upon Mr. Lauren’s termination of employment (except in the event of (i) termination by the Company for cause (as defined in his Current Employment Agreement and as described below in “Potential Payments Upon Termination or Change in Control — Ralph Lauren”), (ii) Mr. Lauren’s voluntary resignation without good reason (as defined in his Current Employment Agreement and as described below in “Potential Payments Upon Termination or Change in Control — Ralph Lauren”) prior to the end of the term of Mr. Lauren’s Current Employment Agreement or (iii) Mr. Lauren’s election not to extend the term of his Current Employment Agreement), and will be payable in shares of Company common stock as soon as practicable following the termination of Mr. Lauren’s employment. Mr. Lauren is entitled to dividend equivalents in the form of additional restricted stock units upon the issuance of a cash dividend on the Company’s Class A Common Stock. Under Mr. Lauren’s New Employment Agreement, Mr. Lauren will be entitled to annual grants of options to purchase 100,000 shares of the Company’s Class A Common Stock and annual issuances of 75,000 restricted stock units under the Company’s 1997 Stock Incentive Plan. The options will have an exercise term of seven years and will vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below in “Potential Payments Upon Termination or Change in Control”.

•	Other Benefits: Under Mr. Lauren’s Current Employment Agreement, Mr. Lauren is required for security purposes to use his or other acceptable private aircraft for any travel. Under a recent amendment to his Current Employment Agreement, in addition to being entitled to reimbursement for any aircraft travel expenses he incurs which are business related, Mr. Lauren is also entitled to reimbursement for any personal aircraft travel expenses which he incurs, without any tax gross-ups. Mr. Lauren is also eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers. Mr. Lauren is entitled under his Current Employment Agreement to have certain employees of the Company perform services for him which are non-Company related provided that he reimburses the Company for the full amount of salary, benefits and other expenses relating to such employees. Under his New Employment Agreement, Mr. Lauren will no longer be entitled to have certain employees of the Company perform services for him which are not related to Company business.

•	Non-compete: Under Mr. Lauren’s Current Employment Agreement, he cannot compete with the Company anywhere in the United States during the term of his employment and for a period of two years after the termination of his employment for any reason. Under his New Employment Agreement, the non-compete was expanded to restrict Mr. Lauren from competing with the Company anywhere in the world for a period of two years after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Lauren under Mr. Lauren’s employment agreement.

Roger N. Farah’s Employment Agreement.  Roger Farah is employed as the Company’s President and COO pursuant to an employment agreement, as amended and restated as of July 23, 2002 and further amended as of July 1, 2004. The key terms of Mr. Farah’s employment agreement are:

•	Term: Mr. Farah’s employment agreement provides for his employment as President and Chief Operating Officer through April 3, 2010, the last day of the Company’s 2010 fiscal year, subject to automatic, successive one year extensions thereafter unless either party gives at least 180 days’ prior notice that the term will not be extended.

•	Salary: Under Mr. Farah’s employment agreement, he is entitled to an annual base salary of $900,000.

•	Bonus: Mr. Farah is eligible to receive an annual incentive bonus ranging from 100% to 300% of his annual salary, subject to the Company’s achievement of performance goals established by the Compensation Committee under the Company’s EOAIP, with a target bonus of 200% of his annual salary.

•	Deferred Compensation: Separate from participation in the Company’s SERP, Mr. Farah receives deferred compensation of $250,000 per year which is credited on a monthly basis to a notional deferred compensation account on the books of the Company. Each month that an amount is credited to his notional deferred compensation account, the Company contributes in cash the amount of such monthly credit to a grantor trust (whose assets remain subject to the claims of the creditors of the Company) for the benefit of Mr. Farah. The trust assets attributable to the Company contributions on behalf of Mr. Farah are invested as directed by Mr. Farah, and the actual earnings (or losses) on such investments are deemed credited (debited) to Mr. Farah’s notional deferred compensation account. Mr. Farah may choose to have the trust assets invested in any one or more of the mutual funds managed by the Vanguard Group of Investment Companies. Mr. Farah vests in the notional deferred compensation account at the rate of 20% per year (he was 80% vested on July 23, 2006 and will be 100% vested on July 23, 2007) subject to his continued employment with the Company, provided that Mr. Farah will be fully vested upon termination of his employment due to his disability or death, his resignation for good reason (as defined in his employment agreement), or by the Company without cause (as defined in his employment agreement). The then-current value of the notional deferred compensation account will be payable in a cash lump sum payment to Mr. Farah (or his estate) on the earlier of January 1, 2012 or the earliest date reasonably practicable following termination of his employment. See “Non-Qualified Deferred Compensation”.

•	Options and Restricted Stock: Under his employment agreement, Mr. Farah is entitled to receive grants of restricted stock units under the Company’s 1997 Stock Incentive Plan that, subject to vesting, are payable in shares of the Company’s Class A Common Stock. Mr. Farah received an initial grant of 437,500 restricted stock units on July 1, 2004. Of these, 250,000 will vest in three equal installments at the end of fiscal 2008, fiscal 2009 and fiscal 2010, subject to Mr. Farah’s continued employment. The remaining 187,500 restricted stock units vested, in full, in three equal installments at the end of fiscal 2005, fiscal 2006 and fiscal 2007 on the basis of the Company’s achievement of performance goals established by the Compensation Committee of the Board of Directors under the Company’s 1997 Stock Incentive Plan and Mr. Farah’s continued employment during such period. Any restricted stock units that do not vest are cancelled.

In connection with the amendment and restatement of his employment agreement on July 23, 2002, Mr. Farah was granted an additional 300,000 shares of restricted stock and options to purchase an additional 400,000 shares of the Company’s Class A Common Stock. The shares of restricted stock vested in equal annual installments on the first five anniversaries of the date of grant. The options have an exercise term of ten years and vested in equal annual installments on the second, third and fourth anniversaries of the date of grant. The exercise price of the options was $18.22 per share.

Mr. Farah’s employment agreement also provides for certain additional grants of restricted stock units that will vest, subject to the Company’s performance over multi-year performance periods ending during the term of his employment agreement. Mr. Farah received grants of 187,500 restricted stock units on each of June 15, 2005, June 15, 2006 and June 15, 2007. Each of these grants will vest, subject to the satisfaction of applicable performance criteria at the end of a three year performance period, with the first vesting at the end of fiscal 2008, the second vesting at the end of fiscal 2009, and the third vesting at the end of fiscal 2010, subject to Mr. Farah’s continued employment with the Company. The performance criteria for these awards were set by the Compensation Committee on their respective grant dates.

With respect to each restricted stock unit he receives, Mr. Farah is entitled to dividend equivalents in the form of additional restricted stock units in connection with the payment of cash dividends on the Company’s Common Stock. In the event of the Company’s termination of Mr. Farah’s employment without cause (as defined in his employment agreement), Mr. Farah’s termination of his employment for good reason (as defined in his employment agreement) or Mr. Farah’s death or disability, all of the outstanding awards that are not performance-based will immediately vest and a pro rata portion of the then outstanding performance-based awards will immediately vest, based upon the elapsed portion of the performance period. Upon the termination by the Company for cause or a voluntary resignation by Mr. Farah without good reason, all outstanding unvested restricted stock units will be immediately cancelled and forfeited to the Company.

•	Other Benefits: Mr. Farah is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers.

•	Non-compete: Mr. Farah may not compete with the Company during the term of Mr. Farah’s employment and for 12 months after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Farah under Mr. Farah’s employment agreement.

Jackwyn L. Nemerov’s Employment Agreement.  Jackwyn L. Nemerov is employed as the Company’s Executive Vice President pursuant to an employment agreement dated as of September 9, 2004. The key terms of her employment agreement are:

•	Term: Ms. Nemerov’s employment agreement provides for her employment through September 9, 2009.

•	Salary: Under Ms. Nemerov’s employment agreement, she is entitled to an annual base salary of not less than $900,000.

•	Bonus: Under Ms. Nemerov’s employment agreement, she is entitled to an annual incentive bonus opportunity ranging from 57.5% to 200% of her annual base salary, subject to the achievement of performance goals established under the Company’s EOAIP.

•	Options and Restricted Stock: Pursuant to Ms. Nemerov’s employment agreement, on October 1, 2004 she was granted 75,000 restricted shares of Class A Common Stock and options to purchase an additional 200,000 shares. Fifteen thousand of these restricted shares of Class A Common Stock will vest on each of the first five anniversaries of the grant date, subject to Ms. Nemerov’s continued employment. The options have a term of ten years and vest one-third each year on the first three anniversaries of the grant date, subject to Ms. Nemerov’s continued employment.

•	Other Benefits: Ms. Nemerov is also entitled to be reimbursed for the cost of a car and driver and to participate in all other employee benefit plans that by their terms are applicable to her or that are provided to other similarly situated senior executives of the Company. If Ms. Nemerov becomes entitled to one or more payments, whether pursuant to the terms of her employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Ms. Nemerov is entitled to a gross-up payment as may be necessary to place Ms. Nemerov in the same after-tax position as if no portion of the payments paid to her had been subject to such tax.

•	Non-compete: If her employment terminates before the end of the employment term for any reason other than death, termination by the Company without cause (as defined below in “Potential Payments Upon Termination or Change in Control — Jackwyn Nemerov”) or voluntary termination by Ms. Nemerov for good reason (as defined below in “Potential Payments Upon Termination or Change in Control — Jackwyn Nemerov”), Ms. Nemerov may not compete with the Company during the remainder of her scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Nemerov under Ms. Nemerov’s employment agreement.

Tracey T. Travis’ Employment Agreement.  Tracey T. Travis is employed as the Company’s Senior Vice President and Chief Financial Officer pursuant to an employment agreement effective as of March 26, 2007. The key terms of her employment agreement are:

•	Term: Ms. Travis’ employment agreement provides for her employment through March 26, 2010.

•	Salary: Under Ms. Travis’ employment agreement, she is entitled to an annual base salary of $675,000.

•	Bonus: Ms. Travis is entitled to participate in any applicable annual bonus program that the Company maintains during the term of her employment.

•	Other Benefits: Ms. Travis is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers. If Ms. Travis becomes entitled to one or more payments, whether pursuant to the terms of her employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Ms. Travis is entitled to a gross-up payment as may be necessary to place Ms. Travis in the same after-tax position as if no portion of the payments paid to her had been subject to such tax.

•	Non-compete: If her employment terminates before the end of the employment term for any reason other than death, termination by the Company without cause (as defined below in “Potential Payments Upon Termination or Change in Control — Tracey T. Travis”) or voluntary termination by Ms. Travis for good reason (as defined below in “Potential Payments Upon Termination or Change in Control — Tracey T. Travis”), Ms. Travis may not compete with the Company during the remainder of her scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Travis under Ms. Travis’ employment agreement.

Mitchell A. Kosh’s Employment Agreement.  Mitchell A. Kosh is employed as the Company’s Senior Vice President, Human Resources and Legal, pursuant to an employment agreement, as amended and restated as of April 30, 2007. The key terms of his employment agreement are:

•	Term: Mr. Kosh’s employment agreement provides for his employment through April 30, 2010.

•	Salary: Under Mr. Kosh’s employment agreement, he is entitled to an annual base salary of $625,000.

•	Bonus: Mr. Kosh is entitled to participate in any applicable annual bonus program that the Company maintains during the term of his employment.

•	Other Benefits: Mr. Kosh is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers. If Mr. Kosh becomes entitled to one or more payments, whether pursuant to the terms of his employment agreement or any other plan or agreement with the Company or any affiliated company, which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Kosh is entitled to a gross-up payment as may be necessary to place Mr. Kosh in the same after-tax position as if no portion of the payments paid to him had been subject to such tax.

•	Non-compete: If his employment terminates before the end of the employment term for any reason other than death, termination by the Company without cause (as defined below in “Potential Payments Upon Termination or Change in Control — Mitchell A. Kosh”) or voluntary termination by Mr. Kosh for good reason (as defined below in “Potential Payments Upon Termination or Change in Control — Mitchell A. Kosh”), Mr. Kosh may not compete with the Company during the remainder of his scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Kosh under Mr. Kosh’s employment agreement.

OUTSTANDING EQUITY AWARDS

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of the named executive officers of the Company as of the end of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number of	Payout
			Plan					Unearned	Value of
			Awards:					Shares,	Unearned
	Number of	Number of	Number of			Number of	Market Value	Units or	Shares,
	Securities	Securities	Securities			Shares or	of Shares	Other	Units or
	Underlying	Underlying	Underlying			Units of	or Units of	Rights That	Other Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Have	That
	Options #	Options #	Unearned	Exercise	Expiration	Have Not	Have Not	Not	Have Not
Name	Exercisable(1)	Unexercisable(2)	Options (#)	Price ($)	Date	Vested (#)(3)	Vested ($)(4)	Vested (#)(5)	Vested ($)(4)

Lauren, Ralph	250,000	0	0	$28.21875	06/11/2008
	250,000	0	0	$19.12500	06/11/2009
	250,000	0	0	$13.96875	06/13/2010
	250,000	0	0	$26.70500	06/19/2011
	250,000	0	0	$24.78000	06/07/2012
	150,000	0	0	$25.32500	06/23/2013
	100,000	50,000	0	$33.12000	06/08/2014
	50,000	100,000	0	$43.03500	06/15/2015
	0	150,000	0	$55.42500	06/08/2016
						403,879.37	$35,601,967
Farah, Roger	100,000	0	0	$26.70500	06/19/2011
	100,000	0	0	$24.78000	06/07/2012
	250,000	0	0	$18.22000	07/23/2012
	66,667	33,333	0	$23.79000	05/22/2013
						312,919.01	$27,583,811	439,824.92	$38,770,567
Nemerov, Jackwyn	133,333	66,667		$36.96000	10/01/2014
	20,000	40,000		$43.03500	06/15/2015
	0	25,875		$55.42500	06/08/2013
	0	12,060		$65.31000	10/02/2013
						45,000	$3,966,750	55,794	$4,918,241
Travis, Tracey	21,666	43,334		$38.61000	04/01/2015
	3,125	6,250		$43.03500	06/15/2015
	0	6,180		$55.42500	06/08/2013
								21,520	$1,896,988
Kosh, Mitchell	10,000	0		$26.70500	06/19/2011
	10,000	5,000		$33.12000	06/08/2014
	3,125	6,250		$43.03500	06/15/2015
	0	4,800		$55.42500	06/08/2013
								20,100	$1,771,815

(1)	This column represents the number of shares of Class A Common Stock underlying exercisable options that have not been exercised at March 31, 2007.

(2)	This column represents the number of shares of Class A Common Stock underlying unexercisable options at March 31, 2007. Except for options held by Mr. Farah, these options vest in three equal annual installments and become exercisable one year after their respective grant dates. Mr. Farah’s options vest on the second, third and fourth anniversary from the date of grant.

(3)	This column represents the number of shares of Class A Common Stock represented by unvested restricted shares of Class A Common Stock and unvested restricted stock units (RSUs). See “Executive Employment Agreements” and “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Equity-Based Incentives” for a description of the material terms of these restricted shares of Class A Common Stock and RSUs.

(4)	Calculated using the NYSE closing price of $88.15 per share of Class A Common Stock on March 30, 2007.

(5)	This column represents the number of shares of Class A Common Stock represented by unearned RPSUs. See “Executive Employment Agreements” and “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Equity-Based Incentives — Restricted Performance Share Units” for a description of the material terms of these RPSUs.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the exercises of stock options and vesting of stock awards during fiscal 2007 on an aggregated basis for each of the named executive officers of the Company.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

	Option Awards		Stock Awards
	Number of Shares	Value		Value
	Acquired on	Realized on	Number of Shares	Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Lauren, Ralph(1)	450,000	$16,993,450	—	—
Farah, Roger(2)	150,000	$9,114,925	123,081	$6,291,036
Nemerov, Jackwyn(3)	—	—	15,000	$971,700
Travis, Tracey	—	—	—	—
Kosh, Mitchell(4)	33,000	$1,401,974	—	—

(1)	Under a Rule 10b5-1 Purchase Plan dated as of March 16, 2006, Mr. Lauren exercised 50,000 stock options on each of April 17, 2006, May 15, 2006, June 16, 2006, July 24, 2006, August 15, 2006, September 15, 2006, October 16, 2006, November 15, 2006 and December 15, 2006. The exercise price for each of the stock options was $26.00 per share. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

(2)	Mr. Farah exercised 100,000 stock options on December 11, 2006 and 50,000 stock options on December 12, 2006, each with an exercise price of $18.22 per share. He acquired 63,081 shares upon the lapse of RSUs, with a market price of $53.95 on such date and 60,000 shares upon the lapse of restricted shares of Class A Common Stock, with a market price of $48.135 on such date. Market price is based upon the high and the low sale price on that day.

(3)	Ms. Nemerov acquired 15,000 shares on October 1, 2006, with a market price of $64.78. This market price is based upon the high and the low sale price on that day.

(4)	Mr. Kosh exercised (a) 15,000 stock options on November 9, 2006, with an exercise price of $24.78, (b) 3,000 stock options on November 9, 2006, with an exercise price of $26.705, (c) 6,667 stock options on August 14, 2006 with an exercise price of $24.78 and (d) 8,333 stock options on August 14, 2006, with an exercise price of $23.79. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Company’s named executive officers. For a description of the material terms of the Company’s Supplemental Executive Retirement Plan (“SERP”), see “Compensation Discussion & Analysis — Components of Executive Compensation — Deferred Compensation”. For a description of the material terms of Mr. Roger Farah’s deferred compensation, see “Executive Employment Agreements”.

NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

Lauren, Ralph	—	—	—	—	—
Farah, Roger	—	295,000	176,827	—	2,712,293
Nemerov, Jackwyn	—	45,000	—	—	164,880
Travis, Tracey	—	—	—	—	—
Kosh, Mitchell	—	31,250	—	—	223,924

(1)	Reflects annual contributions to the accounts of Mr. Farah, Ms. Nemerov and Mr. Kosh under the Company’s SERP although such contributions are not technically credited until September 1, 2007, with an effective date of April 1, 2007. This amount also includes an annual contribution of $250,000 to Mr. Farah’s deferred compensation account.

(2)	Does not include earnings in respect of fiscal 2007 under the SERP which will be credited on September 1, 2007, with an effective date of April 1, 2007. Such earnings are based upon the then current mid-term Applicable Federal Rate for September 2007 published by the Internal Revenue Service and are not available at this time.

During Fiscal 2007, Mr. Farah’s special deferred compensation account pursuant to his employment agreement was deemed to be invested in the following Vanguard mutual funds, which had the following rates of return for the year ended December 31, 2006 as set forth below:

Rates of Return for the
Year Ended December 31,
Name:	2006:

Vanguard Mid-Cap Index Fund Admiral Shares	13.69%
Vanguard 500 Index Fund Admiral Shares	15.75%
Vanguard Mid-Cap Index Fund Investor Shares	13.60%

(3)	Reflects SERP contribution for fiscal 2007 although technically not credited until September 1, 2007, with an effective date of April 1, 2007. Does not reflect earnings for fiscal 2007 under SERP which will not be determined until September 2007.

Potential Payments Upon Termination or Change in Control

Ralph Lauren.  Mr. Lauren’s potential payments upon termination or change in control as described in this section are based upon his Current Employment Agreement. As noted, on June 12, 2007, the Company and Mr. Lauren entered into a New Employment Agreement commencing on March 30, 2008. See “Executive Employment Agreements”. Unless otherwise noted, the key terms of Mr. Lauren’s New Employment Agreement remain the same as those under his Current Employment Agreement. Under Mr. Lauren’s Current Employment Agreement, if Mr. Lauren’s employment terminates as a result of his death or disability (as defined in his Current Employment Agreement), he or his estate would be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary through the date on which his death or termination due to disability occurs; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) a pro rata portion, based on the number of days he worked in the fiscal year prior to the termination of his employment, of the annual bonus he would otherwise have received for the fiscal year in which his death or termination due to disability occurred. In addition, any unvested stock options held by Mr. Lauren will vest immediately and remain exercisable for a period of three years from the date of termination of his employment and all of his unvested restricted stock units will vest and be payable in shares of Class A Common Stock.

If Mr. Lauren resigns for good reason (as defined in his Current Employment Agreement and as described below), or if the Company terminates Mr. Lauren’s employment without cause (as defined in his Current Employment Agreement and as described below) or elects not to extend the term of the agreement, Mr. Lauren would be entitled to receive a lump sum cash payment equal to the sum of: (i) three year’s base salary; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) three times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the termination of his employment. In addition, any unvested stock options will continue to vest on schedule, provided that Mr. Lauren complies with certain noncompete and other restrictive covenants (as described below), and all of his unvested restricted stock units will vest and be payable in shares of Class A Common Stock. During the three-year severance period, the Company will be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and certain other fringe benefits such as a car and driver.

If Mr. Lauren resigns without good reason or elects not to renew the term of his Current Employment Agreement, or if the Company terminates Mr. Lauren’s employment for cause, then Mr. Lauren will be entitled to a lump sum cash payment equal to: (i) the sum of his base salary through the date of termination; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) a pro rata portion, based on the number of days he worked in the fiscal year prior to the date of the termination of his employment, of his annual bonus for the fiscal year in which such termination occurred, to be paid when bonuses are normally paid to other senior executives of the Company. In addition, any unvested stock options and unvested restricted stock units held by Mr. Lauren will be forfeited in the event he resigns without good reason prior to the end of the Company’s 2008 fiscal year or elects not to extend the term of his agreement beyond its relevant term. If Mr. Lauren resigns without good reason after the end of the Company’s fiscal 2008 year, then any unvested stock options held by Mr. Lauren will be forfeited but any unvested restricted stock units held by Mr. Lauren pursuant to his Current Employment Agreement shall vest and be payable in shares of Class A Common Stock. Under Mr. Lauren’s New Employment Agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, including his electing not to renew the term of the New Employment Agreement, or if the Company terminates Mr. Lauren’s employment for cause, then Mr. Lauren will not receive a pro rata portion of his annual bonus for the fiscal year in which such termination occurred. In addition, under Mr. Lauren’s New Employment Agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, including his electing not to renew the term of the New Employment Agreement, any unvested restricted stock units held by Mr. Lauren pursuant to his New Employment Agreement shall be forfeited.

Under both Mr. Lauren’s Current Employment and New Employment Agreement, the above described amounts payable to Mr. Lauren are subject to his compliance with the following restrictive covenants: (i) not to compete with the Company for two years following the termination of his employment; (ii) not to solicit any employee of the Company for three years following the termination of his employment; (iii) not to disparage the Company for three years following the termination of his employment; and (iv) not to disclose any confidential information of the Company.

Under both Mr. Lauren’s Current Employment and New Employment Agreement, cause is defined as (A) the willful and continued failure by him to substantially perform his duties after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes he has not substantially performed his duties; or (B) his conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting a felony; or (C) willful engaging by him in gross misconduct relating to his employment that is materially injurious to the Company or subjects the Company, monetarily or otherwise or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment. Further, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, by Mr. Lauren not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the forgoing, Mr. Lauren shall not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for the Company’s intention to terminate him for cause, (y) an opportunity for him, together with his counsel, to be heard before the Company’s Board, and (z) delivery to him of a specific termination notice from the Board that states that in the good faith opinion of the Board Mr. Lauren was guilty of the conduct set forth above in clauses (A), (B) or (C) above, and specifying the particulars thereof in detail. In addition, in the event that the Board has so determined in good faith that cause exists, the Board shall have no obligation to terminate Mr. Lauren’s employment if the Board determines in its sole discretion that such a decision not to terminate his employment is in the best interest of the Company.

Under both Mr. Lauren’s Current Employment and New Employment Agreement, good reason is defined to mean (A) a material diminution in Mr. Lauren’s duties or the assignment to him of a title or duties inconsistent with his position as Chairman of the Board and Chief Executive Officer of the Company, (B) a reduction in his salary or, under his Current Employment Agreement only, his annual bonus opportunity, or (C) a failure of the Company to comply with any material provision of his Current Employment or New Employment Agreement; provided that the events described in clauses (A), (B) and (C) above will not constitute good reason unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Mr. Lauren to the Company. In addition, under Mr. Lauren’s New Employment Agreement, the definition of good reason was modified to specify that the termination of employment had to be within one year following the occurrence of the basis for such good reason to terminate, and Mr. Lauren had to notify the Company of the existence of such good reason within 90 days of its occurrence.

Roger N. Farah.  Under Mr. Farah’s employment agreement, if Mr. Farah resigns for good reason (as defined in his employment agreement and as described below) or if the Company terminates his employment for any reason other than death, disability, cause (as defined in his employment agreement and as described below) or non-renewal, Mr. Farah will be entitled to receive a pro rata portion, based on the number of days he worked in the fiscal year prior to the date of the termination of his employment, of his target annual incentive bonus for the fiscal year during which such termination occurred plus an amount, generally payable over Mr. Farah’s severance period, equal to the sum of: (i) the applicable severance multiplier times his annual base salary and (ii) the applicable severance multiplier times his target annual incentive bonus. Mr. Farah’s severance multiplier is the greater of (i) the number of years (including fractions thereof), up to three, remaining in the term of his employment agreement and (ii) two. Mr. Farah’s severance period is equal to the total number of months in Mr. Farah’s severance multiplier. Mr. Farah will be entitled to exercise any options granted to him before July 23, 2002 until the first anniversary of the termination date, and to exercise any vested options granted to him on or after July 23, 2002 until the later of April 3, 2010 or the first anniversary of the termination date. In addition, with respect to Mr. Farah’s restricted shares of Class A Common Stock, all of the outstanding awards that are not performance-based will immediately vest and a pro rata portion of the then outstanding performance-based awards will immediately vest, based upon the elapsed portion of the performance period. In addition, Mr. Farah will be entitled to continued participation in the Company’s health benefit plans and continued payment of his automobile allowance during the severance period.

If either the Company or Mr. Farah elects not to extend the term of his employment agreement, Mr. Farah will be entitled to receive his salary through the date of termination plus the annual incentive bonus he would have been entitled to receive had he been employed by the Company through the end of the fiscal year during which his employment ended, prorated to the date of termination. If the Company elects not to extend the term, Mr. Farah will also be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary and (ii) his target annual incentive bonus. If the Company terminates Mr. Farah for cause or Mr. Farah resigns other than for good reason, he is entitled to receive only his base salary through the date of termination. In the event of Mr. Farah’s termination due to his death or disability, Mr. Farah or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated annual incentive bonus for the fiscal year of termination, and, with respect to Mr. Farah’s restricted shares of Class A Common Stock, all of the outstanding awards that are not performance-based will immediately vest and a pro rata portion of the then outstanding performance-based awards will immediately vest, based upon the elapsed portion of the performance period.

If the Company and Mr. Farah both determine that part or all of the payments under his employment agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code, then, if the aggregate present value of such parachute payments and all other parachute payments paid to other senior executives exceeds 2.99 times Mr. Farah’s “base amount”, as defined in Section 280G(b)(3) of the Internal Revenue Code, the payments to Mr. Farah constituting “parachute payments” will be reduced to the extent necessary so that the parachute payments equal 2.99 times Mr. Farah’s “base amount”. However, such amounts will not be so reduced if Mr. Farah determines that without such reduction he would be entitled to receive and retain, on a net after tax basis, a greater amount than he would be entitled to receive and retain after such reduction.

If a change of control of the Company occurs prior to any termination of Mr. Farah’s employment due to his resignation for good reason or due to death, disability, or cause, then Mr. Farah may elect within 15 days of that date of termination of employment to receive the cash severance payments described above in two equal lump sum installments, the first payable within 30 days after the date of termination and the second on the first anniversary of the date of termination, and all outstanding stock options, restricted shares of Class A Common Stock and restricted stock units previously awarded to him, whether pursuant to his employment agreement or otherwise, will immediately vest and, in the case of outstanding stock options, remain exercisable for a period of at least one year.

Under Mr. Farah’s employment agreement, the above described amounts and stock awards to be provided to Mr. Farah are subject to his compliance with the following restrictive covenants: (i) not to compete with the Company for twelve months following the termination of his employment; (ii) not to solicit any employee of the Company for two years following the termination of his employment; (iii) not to disparage the Company for two years following the termination of his employment; and (iv) not to disclose any confidential information of the Company.

Under Mr. Farah’s employment agreement, cause is defined as (A) the willful and continued failure by Mr. Farah to substantially perform his duties after demand for substantial performance is delivered to him by the Company that specifically identifies the manner in which the Company believes he has not substantially performed his duties; (B) Mr. Farah’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony; or (C) the willful engaging by Mr. Farah in gross misconduct relating to his employment that is materially injurious to the Company, monetarily or otherwise or which subjects, or if generally known would subject, the Company to public ridicule. Further, no act, or failure to act, on Mr. Farah’s part will be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Mr. Farah’s employment may be terminated for cause only by act of the Company’s Board and Mr. Farah’s employment will not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for the Company’s intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Mr. Farah, together with his counsel, to be heard by the Board.

Under Mr. Farah’s employment agreement, good reason is defined as (A) a material diminution in or adverse alteration to his title or duties, (B) a reduction in his salary or annual incentive bonus opportunity or deferred compensation or the Company’s electing to eliminate its bonus plan without substituting a plan which provides for a reasonably comparable annual incentive bonus opportunity or Mr. Farah ceasing to be entitled to the payment of an annual incentive bonus as a result of the failure of the Company’s shareholders to approve a plan or arrangement evidencing such annual incentive bonus in a manner that complies with the requirements of section 162(m) of the Internal Revenue Code, (C) the relocation of Mr. Farah’s principal office outside of the area which comprises a fifty (50) mile radius from New York City, (D) a failure of the Company to comply with any material provision of Mr. Farah’s employment agreement or (E) the Company requires Mr. Farah to report to anyone other than Ralph Lauren and/or the Board; provided that the events described in clauses (A), (B), (C), (D) and (E) above shall not constitute good reason unless such diminution, change, reduction, failure or requirement (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Mr. Farah to the Company.

Jackwyn L. Nemerov.  Under Ms. Nemerov’s employment agreement, if the Company terminates Ms. Nemerov’s employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Nemerov terminates her employment for good reason (as defined in her employment agreement and as described below), Ms. Nemerov shall be entitled to receive, in accordance with the Company’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement or one year, plus a lump sum amount at the end of the severance period equal to the bonus paid to Ms. Nemerov for the calendar year immediately preceding the calendar year in which her termination of employment occurs. In addition, Ms. Nemerov will be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

If Ms. Nemerov voluntarily terminates her employment without good reason, or if the Company terminates her employment for cause, Ms. Nemerov will be entitled to receive only her base salary through the date of termination. In the event Ms. Nemerov’s employment terminates due to her death or disability, Ms. Nemerov or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability. In the event Ms. Nemerov’s employment terminates due to her death or disability, or she terminates her employment due to retirement, Ms. Nemerov will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested restricted performance share units held by her, which shall vest at the end of the three-year performance period from the date of the grant, subject to the Company’s achievement of pre-established financial goals.

If the Company terminates her employment without cause within 12 months following a change of control of the Company (as defined in her employment agreement), then, in lieu of the foregoing amounts, Ms. Nemerov shall be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment, equal to two times the sum of her annual base salary and the bonus she was paid for the fiscal year immediately prior to her termination. In addition, any unvested options and unvested restricted performance share units held by Ms. Nemerov will immediately vest, and all of her vested options will remain exercisable for six months.

Under Ms. Nemerov’s employment agreement, the above described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) in the event her employment is terminated by the Company for cause or she terminates her employment without good reason, not to compete with the Company for one year following the termination of her employment; (ii) not to solicit any employee of the Company for two years following the termination of her employment; (iii) not to disparage the Company following the termination of her employment; and (iv) not to disclose any confidential information of the Company.

Under Ms. Nemerov’s employment agreement, cause is defined as: (A) the willful and continued failure by Ms. Nemerov to substantially perform the duties of her employment agreement after demand for substantial performance is delivered to her by the Company that specifically identifies the manner in which the Company believes that she has not substantially performed her duties, (B) her conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony or (3) the willful engaging by her in gross misconduct relating to her employment that is materially injurious to the Company, monetarily or otherwise or which subjects, or if generally known would subject, the Company to public ridicule. Further, no act, or failure to act, on Ms. Nemerov’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Company. Notwithstanding the foregoing, Ms. Nemerov’s employment may be terminated for cause only by act of the Company’s Board and, in any event, her employment shall not be deemed to have been terminated for cause without (x) reasonable written notice to Ms. Nemerov setting forth the reasons for the Company’s intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Ms. Nemerov, together with her counsel, to be heard by the Board of the Company.

Under Ms. Nemerov’s employment agreement, good reason is defined as: (A) a material diminution in or adverse alteration to Ms. Nemerov’s title, base salary, benefits, position, status, or duties, (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of the Company to comply with any material provision of her employment agreement or (D) the Company requires her to report to anyone other than Ralph Lauren or Roger Farah, provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Ms. Nemerov to the Company.

Tracey T. Travis.  Under Ms. Travis’ employment agreement, if the Company terminates Ms. Travis’ employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Travis voluntarily terminates her employment for good reason (as defined in her employment agreement and as described below), Ms. Travis will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Ms. Travis received for the fiscal year immediately preceding the fiscal year in which her employment terminates. In addition, Ms. Travis will be entitled to continue her participation during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

If Ms. Travis voluntarily terminates her employment without good reason, or if the Company terminates her employment for cause, Ms. Travis will be entitled to receive only her base salary through the date of termination. In the event Ms. Travis’s employment terminates due to her death or disability, Ms. Travis or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability, and she or her estate will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested restricted performance share units held by her, which shall vest at the end of the three-year performance period from the date of the grant, subject to the Company’s achievement of pre-established financial goals.

If the Company terminates her employment without cause within 12 months following a change in control of the Company (as defined in her employment agreement), then in lieu of the foregoing amounts, Ms. Travis will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment, equal to twice the sum of her annual base salary and the bonus she received for the year immediately preceding the year in which her employment terminates. In addition, any unvested options and unvested restricted performance share units held by Ms. Travis will immediately vest, and all vested options held by Ms. Travis will remain exercisable for six months.

Under Ms. Travis’ employment agreement, the above described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) in the event her employment is terminated by the Company for cause or she terminates her employment without good reason, not to compete with the Company for the remainder of her scheduled employment term; (ii) not to solicit any employee of the Company for the remainder of her scheduled employment term; (iii) not to disparage the Company following the termination of her employment; and (iv) not to disclose any confidential information of the Company.

Under Ms. Travis’ employment agreement, cause is defined as: (i) deliberate or intentional failure by Ms. Travis to substantially perform the material duties of her employment agreement (other than due to disability); or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Ms. Travis; or (iii) intentional wrongful damage to material assets of the Company; or (iv) her intentional wrongful disclosure of the Company’s confidential information; or (v) her intentional wrongful engagement in any competitive activity which would constitute a breach of her employment agreement and/or of her duty of loyalty; or (vi) her intentional breach of any material employment policy of the Company; or (vii) performance by Ms. Travis of her employment duties in a manner deemed by the Company, in its sole discretion, to be grossly negligent; or (viii) the commission of any act by her, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Company to public ridicule or embarrassment, or would likely be detrimental or damaging to the Company’s reputation, goodwill, or relationships with its customers, suppliers, vendors, or employees. Further, no act, or failure to act, on the part of Ms. Travis shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Company. The definition of cause in Ms. Travis’ employment agreement explicitly excludes failure to meet performance standards or objectives of the Company.

Under Ms. Travis’ employment agreement, good reason is defined as (A) a material diminution in or adverse alteration to Ms. Travis’ title, base salary, position or duties, including no longer reporting to Ralph Lauren, Chief Executive Officer, or Roger Farah, Chief Operating Officer, (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Company to comply with any material provision of her employment agreement provided that the events described in clauses (A), (B), and (C) shall not constitute good reason unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Ms. Travis to the Company.

Mitchell A. Kosh.  Under Mr. Kosh’s employment agreement, if the Company terminates his employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Kosh voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), Mr. Kosh will be entitled to continue to receive, in accordance with the Company’s normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Mr. Kosh received for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, Mr. Kosh will be entitled to continue his participation during the severance period in any group medical, dental or life insurance plans in which he participated prior to termination.

If Mr. Kosh voluntarily terminates his employment without good reason, or if the Company terminates his employment for cause, Mr. Kosh will be entitled to receive only his base salary through the date of termination. In the event of Mr. Kosh’s termination due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. In the event Mr. Kosh’s employment terminates due to his death or disability, or he terminates his employment due to retirement, Mr. Kosh will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested restricted performance share units held by him, which shall vest at the end of the three-year performance period from the date of the grant, subject to the Company’s achievement of pre-established financial goals.

If the Company terminates Mr. Kosh’s employment without cause within 12 months following a change of control of the Company (as defined in his employment agreement), Mr. Kosh will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment, equal to twice the sum of his annual base salary and the bonus paid to him for the year immediately preceding the year in which his employment terminates. In addition, any unvested options and unvested restricted performance share units held by Mr. Kosh will immediately vest, and all options held by him will remain exercisable for six months.

Under Mr. Kosh’s employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by the Company for cause or he terminates his employment without good reason, not to compete with the Company for the remainder of his scheduled employment term; (ii) not to solicit any employee of the Company for the remainder of his scheduled employment term; (iii) not to disparage the Company following the termination of his employment; and (iv) not to disclose any confidential information of the Company.

Under Mr. Kosh’s employment agreement, cause is defined as: (i) failure by Mr. Kosh to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to the satisfaction of the Company, in its sole discretion, within fifteen (15) days after notice of such failure has been given by the Company to Mr. Kosh; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Mr. Kosh; or (iii) any action by him causing damage to or misappropriation of Company assets; or (iv) his wrongful disclosure of the Company’s confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any employment policy of the Company; or (vii) performance by him of his employment duties in a manner deemed by the Company, in its sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Company to public ridicule or embarrassment, or would likely be detrimental or damaging to the Company’s reputation, goodwill, or relationships with its customers, suppliers, vendors, licensees or employees.

Under Mr. Kosh’s employment agreement, good reason is defined as: (A) a material diminution in or adverse alteration to his title, base salary, position or duties, including no longer reporting to Ralph Lauren, Chief Executive Officer, or Roger Farah, Chief Operating Officer, (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Company to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Mr. Kosh to the Company.

The following tables summarize the amounts payable to the Company’s named executive officers upon termination of their employment under certain circumstances or in the event of a change in control without termination, assuming that:

•	the named executive officer’s employment terminated on March 31, 2007;

•	the named executive officer’s salary continues as it existed on March 31, 2007 except in the case of Mitchell Kosh whose salary under his new employment agreement as of April 30, 2007 applies;

•	the named executive officer’s employment agreement and term as of March 31, 2007 applies, except in the case of Mitchell Kosh whose new employment agreement and term as of April 30, 2007 applies; and

•	the stock price for the Company’s Class A Common Stock is $88.15 per share (the NYSE closing price of the Company’s Class A Common Stock on the last business day of fiscal 2007).

Chief Executive Officer — Ralph Lauren

	By the		By the
	Company for		Company
	Cause/by the		Without
	Executive		Cause/by the					Change in		Change in
Payments Upon Various	Without		Executive for		Death or			Control with		Control Without
Termination Events	Good Reason(1)		Good Reason		Disability		Retirement(2)	Termination		Termination

Compensation:
Cash Severance — Base Salary	$0		$3,000,000		$0		N/A	N/A	(3)	$0
Cash Severance — Bonus	$16,500,000	(4)	$42,385,500		$16,500,000	(4)	N/A	N/A	(3)	$0
Stock Options	$0	(5)	$12,171,750	(6)	$12,171,750	(7)	N/A	$12,171,750	(7)	$12,171,750	(7)
Restricted Stock Units	$0		$35,601,966	(8)	$35,601,966	(8)	N/A	$35,601,966	(8)	$35,601,966	(8)
Benefits and Perquisites:
Health and Welfare
Benefits	$0		$114,229	(9)	$0		N/A	N/A		N/A
Office Facilities/Support	$0		$600,000	(10)	$0		N/A	N/A		N/A
Automobile and Driver	$0		$450,000	(10)	$0		N/A	N/A		N/A

Total	$16,500,000		$94,323,446		$64,273,716		N/A	$47,773,716		$47,773,716

(1)	If Mr. Lauren elected not to extend the term of his employment agreement at the end of its term, such election would be treated as a termination by the Executive without good reason. On June 12, 2007, the Company renewed Mr. Lauren’s employment agreement for an additional five-year period commencing on March 30, 2008. See “Executive Employment Agreements — Ralph Lauren”.

(2)	Mr. Lauren’s employment agreement does not address retirement.

(3)	No special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren were to be terminated by the Company without cause or if he terminates his employment for good reason following a change in control, Mr. Lauren would be entitled to the amounts reflected under the above column “By the Company without Cause/By the Executive for Good Reason.”

(4)	Mr. Lauren is entitled to a pro-rata portion of his bonus based upon time served during the termination year. The amount in this column reflects the actual bonus amount that Mr. Lauren received for fiscal 2007.

(5)	If Mr. Lauren were terminated by the Company for cause or if he were terminated by the Company without good reason, he would forfeit any outstanding vested, but not yet exercised, stock options.

(6)	Represents in-the-money value of unvested stock options held by Mr. Lauren at termination that will continue to vest on their scheduled vesting dates. In addition, any vested options and any options that continue to vest following such termination will remain exercisable until the later of (a) one year from the date of Mr. Lauren’s termination of employment or (b) 30 days from the date such options vest.

(7)	Represents the in-the-money value of unvested stock options whose vesting accelerates on termination.

(8)	This amount includes the value of associated dividend equivalent units whose vesting accelerates upon termination.

(9)	The amounts presented are estimates based on historical costs plus an assumed percentage increase to cover the cost over the severance period. Actual amounts will be known only at the time that the executive becomes eligible for benefits.

(10)	The amounts presented are estimates only based on annual historical costs associated with providing such perquisites to Mr. Lauren.

President and Chief Operating Officer — Roger N. Farah

		By the
	By the	Company									By the
	Company	Without									Company’s
	for Cause/by	Cause/by									Election Not
	the Executive	the Executive					Change in		Change in		to Extend the
Payments Upon Various	Without Good	for Good		Death or			Control with		Control Without		Contract
Termination Events	Reason	Reason		Disability		Retirement	Termination(1)		Termination		Term

Compensation:
Cash Severance — Base Salary	$0	$2,700,000		$0		N/A	$2,700,000		$0		$900,000
Cash Severance — Bonus	$0	$7,200,000		$2,970,000	(2)	N/A	$7,200,000		$0		$4,770,000	(3)
Stock Options	$0	$0		$0		N/A	$2,145,312	(4)	$2,145,312	(4)	$0
Restricted Stock/Units	$0	$49,766,329	(5)	$49,766,329	(5)	N/A	$66,354,377	(6)	$66,354,377	(6)	$0
Benefits and Perquisites:
Health and Welfare Benefits	$0	$44,964		$0		N/A	$44,964		$0		$0
Automobile Allowance	$0	$54,000		$0		N/A	$0		$0		$0
Deferred Compensation	$0	$362,421	(7)	$362,421	(7)	N/A	$0		$0		$0

Total	$0	$60,127,713		$53,098,750		N/A	$78,444,653		$68,499,689		$5,670,000

(1)	In the event that a change in control occurs which results in Mr. Farah’s termination and entitles him to severance payments exceeding 2.99 times his “base amount” (as such term is defined in the Internal Revenue Code), then the total payments due to Mr. Farah would be reduced to such amount as equals 2.99 times his “base amount”, unless the after-tax value of the payments otherwise due to Mr. Farah will exceed such reduced amount.

(2)	Mr. Farah is entitled to a pro-rata bonus based upon time served during the termination year. The amount in this column reflects the actual bonus amount that Mr. Farah received for fiscal 2007.

(3)	If Mr. Farah does not extend his contract, he would be entitled to receive a pro-rated portion of his incentive bonus, if any, had he remained employed through the end of such fiscal year.

(4)	Represents the in-the-money value of unvested stock options whose vesting accelerates upon a change in control.

(5)	Represents the value of outstanding time-based and a pro-rata portion based on the percentage of time that has elapsed during the applicable performance period of performance-based restricted stock and RSUs, including the associated dividend equivalent units, whose vesting is accelerated upon termination.

(6)	Represents the value of outstanding time-based and performance-based restricted stock and RSUs, including the associated dividend equivalent units, whose vesting is accelerated upon a change in control.

(7)	Represents the value of the unvested portion of Mr. Farah’s deferred compensation account that vests upon termination.

Executive Vice President — Jackwyn L. Nemerov

	By the
	Company for	By the
	Cause/by the	Company
	Executive	Without Cause/by						Change in		Change in
Payments Upon Various	Without	the Executive		Death or				Control with		Control Without
Termination Events	Good Reason	for Good Reason		Disability		Retirement(1)		Termination		Termination

Compensation:
Cash Severance — Base Salary	$0	$2,193,750	(2)	$0		$0		$1,800,000	(3)	$0
Cash Severance — Bonus	$0	$1,980,000	(4)	$0		$0		$3,780,000	(5)	$0
Stock Options	$0	$0		$6,339,494	(6)	$0		$6,339,494	(7)	$6,339,494	(7)
Restricted Stock/RPSUs	$0	$0		$2,373,997	(8)	$2,373,997	(8)	$8,884,991	(9)	$8,884,991	(9)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$0		$1,025,111		$1,025,111		$0		$0
Benefits and Perquisites:
401(k) matching contribution	$0	$0		$5,788	(10)	$0		$0		$0
Health and Welfare Benefits	$0	$34,835		$0		$0		$0		$0
SERP	$0	$0		$89,910	(11)	$0		$0		$0
Excise Tax Gross-Up	$0	$0		$0		$0		$9,246,582	(12)	$6,456,582	(12)

Total	$0	$4,208,585		$9,834,300		$3,399,108		$30,051,066		$21,681,067

(1)	Retirement is calculated for these awards commencing at age 55.

(2)	Under Ms. Nemerov’s employment agreement, the Company would continue to pay her base salary for the longer of (a) the balance of the term of her employment agreement (29.25 months) or (b) one year.

(3)	This lump sum amount is equal to two times Ms. Nemerov’s base salary.

(4)	Ms. Nemerov would receive a bonus equal to the bonus paid for the calendar year prior to the calendar year of termination.

(5)	This lump sum amount is equal to two times the bonus paid during the calendar year prior to the calendar year of termination.

(6)	Reflects unvested stock options that continue to vest. To determine this amount, the closing price of the Company’s Class A Common Stock on the last business day of fiscal 2007 of $88.15 per share was used. The actual value would depend upon the stock price on the date of exercise.

(7)	Unvested stock options become vested and Ms. Nemerov would have up to 6 months to exercise.

(8)	For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest, assuming that at least the Threshold level is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price on the last business day of fiscal 2007 of $88.15 per share was used. The actual value would not be known until the vesting date.

(9)	Upon a change in control, the restricted stock and performance units will vest.

(10)	Represents the value of the unvested portion of Ms. Nemerov’s 401(k) matching contribution that vests upon termination.

(11)	Represents the value of the unvested portion of Ms. Nemerov’s SERP account that vests upon termination.

(12)	Reflects the estimate of gross-up payment to place Ms. Nemerov in the same after-tax position she would have been in had the excise tax pursuant to Section 4999 of the Internal Revenue Code not been imposed.

Senior Vice President and Chief Financial Officer — Tracey T. Travis

	By the
	Company for	By the
	Cause/by the	Company
	Executive	Without Cause/by					Change in		Change in
Payments Upon Various	Without	the Executive for		Death or			Control with		Control Without
Termination Events	Good Reason	Good Reason		Disability		Retirement	Termination		Termination

Compensation:
Cash Severance — Base Salary	$0	$2,025,000	(1)	$0		N/A	$1,350,000	(2)	$0
Cash Severance — Bonus	$0	$656,250	(3)	$0		N/A	$1,312,500	(4)	$0
Stock Options	$0	$0		$2,630,976	(5)	N/A	$2,630,976	(6)	$2,630,976	(6)
RPSUs	$0	$0		$1,343,406	(7)	N/A	$1,896,988	(8)	$1,896,988	(8)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$0		$645,258		N/A	$0		$0
Benefits and Perquisites:
401(k) matching contribution	$0	$0		$4,458	(9)	N/A	$0		$0
Health and Welfare Benefits	$0	$20,884		$0		N/A	$0		$0
Excise Tax Gross-Up	$0	$0		$0		N/A	$2,864,224	(10)	$1,532,974	(10)

Total	$0	$2,702,134		$4,624,098		N/A	$10,054,687		$6,060,937

(1)	Under Ms. Travis’s employment agreement, the Company would continue to pay her base salary for the longer of (a) the balance of the term of her employment agreement (36 months) or (b) one year.

(2)	This lump sum amount is equal to two times Ms. Travis’s base salary.

(3)	Ms. Travis would receive a bonus equal to the bonus paid for the fiscal year prior to the fiscal year of termination.

(4)	This lump sum amount is equal to two times the bonus paid for the fiscal year prior to the fiscal year of termination.

(5)	Reflects unvested stock options that continue to vest. To determine this amount, the NYSE closing price of the Company’s Class A Common Stock on the last business day of fiscal 2007 of $88.15 per share was used. The actual value would depend upon the stock price on the date of exercise.

(6)	Unvested stock options become vested and Ms. Travis would have up to 6 months to exercise.

(7)	For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest, assuming that at least the Threshold level is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price on the last business day of fiscal 2007 of $88.15 per share was used. The actual value would not be known until the vesting date.

(8)	Upon a change in control, the performance units will vest.

(9)	Represents the value of the unvested portion of Ms. Travis’s 401(k) matching contribution that vests upon termination.

(10)	Reflects the estimate of gross-up payment to place Ms. Travis in the same after-tax position she would have been in had the excise tax pursuant to Section 4999 of the Internal Revenue Code not been imposed.

Senior Vice President — Human Resources & Legal — Mitchell A. Kosh

	By the	By the
	Company	Company
	for Cause/by	Without Cause/by
	the Executive	the Executive						Change in		Change in
Payments Upon Various	Without	for Good		Death or				Control with		Control Without
Termination Events	Good Reason	Reason		Disability		Retirement(1)		Termination		Termination

Compensation:
Cash Severance — Base Salary	$0	$1,875,000	(2)	$0		$0		$1,250,000	(3)	$0
Cash Severance — Bonus	$0	$630,000	(4)	$0		$0		$1,260,000	(5)	$0
Stock Options	$0	$0		$714,199	(6)	$0		$714,199	(7)	$714,199	(7)
RPSUs	$0	$0		$1,301,682	(8)	$1,301,682	(8)	$1,771,815	(9)	$1,771,815	(9)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$0		$630,126		$630,126		$0		$0
Benefits and Perquisites:
Health and Welfare Benefits	$0	$20,242		$0		$0		$0		$0
Excise Tax Gross-Up	$0	$0		$0		$0		$1,861,989	(10)	$606,989	(10)

Total	$0	$2,525,242		$2,646,006		$1,931,807		$6,858,003		$3,093,003

(1)	Retirement is calculated for these awards commencing at age 55.

(2)	Under Mr. Kosh’s employment agreement, the Company would continue to pay his base salary for the longer of (a) the balance of the term of his employment agreement (36 months) or (b) one year.

(3)	This lump sum amount is equal to two times of Mr. Kosh’s base salary.

(4)	Mr. Kosh would receive a bonus equal to the bonus paid for the fiscal year prior to the fiscal year of termination.

(5)	This lump sum amount is equal to two times the bonus paid for the fiscal year prior to fiscal year of termination.

(6)	Reflects unvested stock options that continue to vest. To determine this amount, the NYSE closing price of $88.15 per share of the Company’s Class A Common Stock on the last business day of fiscal 2007 was used. The actual value would depend upon the stock price on the date of exercise.

(7)	Unvested stock options become vested and Mr. Kosh would have up to 6 months to exercise.

(8)	For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest, assuming that at least the Threshold level is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price of $88.15 per share of the Company’s Class A Common Stock on the last business day of fiscal 2007 was used. The actual value would not be known until the vesting date.

(9)	Upon a change of control, the performance units will vest.

(10)	Reflects the estimate of gross-up payment to place Mr. Kosh in the same after-tax position he would have been in had the excise tax pursuant to Section 4999 of the Internal Revenue Code not been imposed.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Registration Rights Agreements

Certain of the Lauren Family Members (as defined below) and the Company are parties to a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of the Company’s Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand to register their shares once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by the Company, subject to certain limitations.

The Company is required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. The Company must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

As used in this proxy statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren’s spouse, Lauren Descendants, Mr. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.

Other Agreements, Transactions and Relationships

In connection with the reorganization that preceded the Company’s initial public offering in June 1997, the Company and its stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to the Company’s predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

The Company has entered into indemnification agreements with each of its directors and certain executives. The indemnification agreements require, among other things, that the Company indemnify its directors and executives against certain liabilities and associated expenses arising from their service as directors and executives of the Company and reimburse certain related legal and other expenses. In the event of a change of control (as defined therein), the Company will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

Under the Company’s Code of Business Conduct and Ethics, all employees and officers of the Company are required to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their manager and the Company’s legal department. In addition, employees who intend to seek additional employment of any kind while remaining a Company employee are required to notify their managers of their interest and obtain approval from both before accepting such other employment. Directors of the Company are required to disclose any actual or potential conflicts of interest to the Chairman of the Board and the Company’s General Counsel. All directors are required to recuse themselves from any Board discussion or decision affecting their personal, business or professional interests.

During a portion of fiscal 2007, five employees of the Company performed full-time services for Mr. Lauren which were not related to the Company’s business operations. Mr. Lauren reimbursed the Company an aggregate of $455,053 for these employees during fiscal 2007. Two of these employees carried out domestic activities in Mr. Lauren’s household, one employee worked in an administrative assistant capacity and two of these employees provided creative services to Mr. Lauren. Mr. Lauren reimbursed the Company for expenses that the Company incurred in connection with such employees’ performance of services for him, including all such expenses with respect to such employees’ salaries and benefits. These persons continue to provide personal services to Mr. Lauren but no longer serve as employees of the Company.

From time to time, both Mr. Lauren (who is required, under his employment agreement, to use private aircraft for security purposes) and other executives use Mr. Lauren’s personal aircraft on Company business. The Company reimburses Mr. Lauren for such use at market rates for private aircraft. The Company reimbursed Mr. Lauren $333,821 for the use of his aircraft by executives of the Company in fiscal 2007.

In connection with the adoption of the “RRL” trademarks by the Company, pursuant to an agreement with the Company, Mr. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a Company wholly-owned by Mr. Lauren.

Jerome Lauren, the Company’s Executive Vice President of Menswear Design, is the brother of Ralph Lauren, the Company’s Chairman and Chief Executive Officer, and David Lauren, the Company’s Senior Vice President of Advertising, Marketing and Corporate Communications, is Ralph Lauren’s son. In fiscal 2007, Jerome Lauren received an aggregate of $2,125,000 in base salary and bonus payments from the Company and David Lauren received an aggregate of $796,500 in base salary and bonus payments from the Company. Both Jerome Lauren and David Lauren received equity awards in fiscal 2007 in accordance with the Company’s 1997 Stock Incentive Plan.

(PROPOSAL 2)

PROPOSAL TO AMEND THE POLO RALPH LAUREN CORPORATION
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan (the “EOAIP”) is designed to qualify bonuses paid under the EOAIP as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This enables the Company to exclude compensation payable under the EOAIP from the deduction limitations of Section 162(m), which generally preclude a deduction for compensation paid to a company’s chief executive officer and next four highest compensated executive officers to the extent compensation for a taxable year to any such individual exceeds $1,000,000. The purposes of the EOAIP are to promote the success of the Company; to provide designated executive officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide awards that are “qualified performance-based” compensation under Section 162(m).

Proposed Amendments.  On June 27, 2007, the Company’s Board of Directors approved by unanimous written consent, subject to stockholder approval at the 2007 Annual Meeting, amendments to the EOAIP to:

•	expand the definition of performance measures to include additional factors and to give the Compensation Committee more flexibility when determining the bonuses payable under the EOAIP in order to make adjustments and to take into account factors beyond an executive’s control. These amendments are described below under the caption “Performance Measures and Goals — Amendments.”

•	increase the maximum annual bonus amount that may be paid to any individual under the EOAIP from $18,000,000 to $20,000,000. The purpose of this amendment is to accommodate the maximum annual bonus opportunities set forth in Mr. Lauren’s New Employment Agreement. This amendment is described below under the caption “Determination and Payment of Incentives — Amendments.”

•	expressly clarify that payments under the EOAIP would be paid in a manner intended to comply with Section 409A of the Code. This amendment is described below under the caption “Determination and Payment of Incentives — Amendments.”

•	permit the Company to seek repayment, in the reasonable discretion of the Compensation Committee, of bonuses paid to executives in the event of the occurrence of certain events such as termination of employment for cause, a material violation of material written policies of the Company, a breach of any restrictive covenants, or where the executive’s gross negligence or intentional misconduct results in the Company having to prepare an accounting restatement due to material noncompliance with applicable SEC requirements. This amendment is described below under the caption “Forfeiture Events — Amendments.”

In addition, as described below under the caption “Duration and Modification”, stockholder approval of the amendments at the 2007 Annual Meeting will have the effect of extending the authorized duration of the EOAIP from August 9, 2007 to the first shareholder meeting of the Company that occurs in 2012.

Material Terms of the EOAIP

Duration and Modification.  The amendments to the EOAIP will be effective only upon the requisite approval from the stockholders of the Company. Under Section 162(m) of the Code, the material terms of the EOAIP must be submitted to stockholders for approval every five years. The EOAIP has been approved by stockholders through the end of the 2007 fiscal year. The amendments to the EOAIP provide that the approval of the amendments by the stockholders at the 2007 Annual Meeting will also constitute stockholder approval of the EOAIP, as amended, through the end of fiscal 2012. If the amendments are not approved, any awards made under the EOAIP for fiscal 2008 will be treated as “qualified performance-based compensation” and the Company’s deduction of any compensation payable in respect of fiscal 2008 and subsequent periods will be subject to disallowance under Section 162(m).

The Board of Directors of the Company may at any time amend or terminate the EOAIP. However, no amendment may be made after the date an executive officer is selected as a participant for a performance period that may adversely affect the rights of such participant for that performance period, and no amendment may increase the maximum award payable under the EOAIP without stockholder approval or otherwise be effective without stockholder approval if such approval is necessary so that awards will be “qualified performance-based compensation” under Section 162(m) of the Code.

Administration.  The EOAIP must be administered by a committee or subcommittee of the Board of Directors designated by it to administer the EOAIP that consists of not less than two directors, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code. Currently the Compensation Committee of the Board of Directors administers the EOAIP.

Eligibility.  The Compensation Committee designates the executive officers eligible to participate in the EOAIP for each performance period. The executive officers of the Company are the Company’s Chief Executive Officer and other executives of the Company considered to be executive officers for purposes of the Securities Exchange Act of 1934, as amended.

Performance Measures and Goals — Amendments.  Payment of a cash incentive to participants is conditioned upon the attainment of pre-established performance goals measured over a performance period designated by the Committee. A performance period may be one or more periods of time over which the attainment of one or more performance goals will be measured for the purposes of determining a participant’s right to payment in respect of an award under the EOAIP. Since the EOAIP’s inception, the Compensation Committee has used the Company’s fiscal years as the performance periods. The performance goals applicable to a performance period must be established in writing by the Compensation Committee no later than the earlier of (i) 90 days after the start of the performance period, or (ii) the date upon which 25% of the performance period has elapsed.

The performance goals are determined by reference to one or more of the following objective performance measures, as selected by the Compensation Committee and as applicable to Company and/or business unit performance: earnings per share, net revenues, gross profit, income before income taxes, income before income taxes less a charge for capital, return on capital and return on equity. return on investment, working capital ratios, operating expenses as a percentage of net revenues, selling, general and administrative expenses as a percentage of net revenue, inventory turn rate and inventory shrinkage control. The proposed amendments add the following measures of performance: income after income taxes, income after income taxes less a charge for capital, interest, depreciation and/or amortization, net earnings (before or after taxes), operating income before or after depreciation and amortization, operating profit (before or after taxes), book value, market share, return measures (including, but not limited to, return on capital, invested capital, assets, equity), margins, share price (including, but not limited to, growth measures and total shareholder return), sales or product volume growth, productivity improvement or operating efficiency, costs or expenses, shareholders equity, revenues or sales, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, and cash flow return on investment), revenue-generating unit-based metrics, objective measures of customer satisfaction, working capital targets, measures of economic value added, or enterprise value. Each performance measure is determined in accordance with generally accepted accounting principles as consistently applied by the Company, and if so determined by the Compensation Committee, adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items of gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and the cumulative effects of changes in accounting principles. The proposed amendments add the following factors upon which the Compensation Committee may make adjustments to performance measures to the extent permitted under Section 162(m) of the Code: asset write-downs, litigation or claim judgments or settlements, changes in tax laws or other laws or provisions affecting reported results, any reorganization and restructuring programs, acquisitions or divestitures, and foreign exchange gains and losses. The proposed amendments also specify that the Compensation Committee is authorized to determine the manner in which a performance measure will be calculated or measured to take into account certain factors over which a participant has no control or limited control including, but not limited to, changes in industry margins, general economic conditions, interest rate movements, changes in accounting principles, natural disasters, wars, riots or acts of terrorism. The application of performance measure(s) from among these measures may vary from performance period to performance period and from participant to participant. The proposed amendments state in addition that the foregoing criteria may relate to the Company or one or more of its subsidiaries, affiliates, divisions, units, departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine; and further, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render a performance measure to be unsuitable, the Compensation Committee may modify such performance measure in whole or in part, as the Compensation Committee deems appropriate and equitable.

Determination and Payment of Incentives — Amendments.  The cash incentive amount that is payable to a participant in a performance period will be determined in accordance with a pre-established objective award formula based on the achievement of performance goals. The Compensation Committee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable under the EOAIP. The proposed amendments specify that all payments under the EOAIP will be made in cash and paid in a manner to qualify such payments for exemption from tax penalties that might otherwise be imposed under Section 409A of the Code. In addition, the proposed amendments also increase the maximum cash incentive payable under the EOAIP to any participant with respect to any fiscal year (or a portion thereof) contained within a performance period from $18,000,000 to $20,000,000. The purpose of this amendment is to accommodate the maximum annual bonus opportunities set forth in Mr. Lauren’s New Employment Agreement.

Forfeiture Events — Amendments.  The Compensation Committee may specify in an award that an executive officer’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment in the reasonable discretion of the Compensation Committee, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of such award. Such events may include events such as termination of the executive officer’s employment for cause, material violation of material written policies of the Company, or breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the executive officer, as determined by the Compensation Committee in its reasonable discretion. In addition, if, as a result of an executive officer’s intentional misconduct or gross negligence, as determined by the Compensation Committee in its reasonable discretion, the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Compensation Committee may, in its reasonable discretion, require the executive officer to promptly reimburse the Company for the amount of any payment previously received by the executive officer pursuant to any award that was earned or accrued during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of any financial document embodying such financial reporting requirement that required such accounting restatement.

New EOAIP Benefits.  The executive officers selected for participation in the EOAIP for fiscal 2008 are Ralph Lauren, Roger N. Farah, Jackwyn L. Nemerov, Tracey T. Travis and Mitchell A. Kosh. These individuals also were the only participants in the EOAIP in fiscal 2007. As described in the Compensation Discussion & Analysis, the annual bonus opportunities for these officers, subject to the achievement of the performance measures and goals established under the EOAIP, are provided in their respective employment agreements. See “Executive Employment Agreements” for a description of the material provisions of these agreements. The amounts awarded to these executive officers under the EOAIP for fiscal 2007 appears in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Approval of the proposed amendments to the EOAIP and authorization of the EOAIP through the end of the Company’s 2012 fiscal year requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company, voting as a single class, present in person or by proxy at the 2007 Annual Meeting and eligible to vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE POLO RALPH LAUREN CORPORATION EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN. AS AMENDED, PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 3)

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent auditor to audit the financial statements of the Company and its subsidiaries for the year ending March 29, 2008. A resolution will be presented at the meeting to ratify their appointment.

All services provided by Deloitte & Touche in fiscal 2007 have been reviewed with the Audit Committee to confirm that the performance of such services is consistent with the regulatory requirements for auditor independence.

Independent Auditor Fees

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent auditor. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent auditors of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent auditors must be specifically pre-approved by the Audit Committee on a case-by-case basis. The Company’s Chief Financial Officer is required to determine if any request or application for services proposed to be performed by the independent auditors has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent auditor since the Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Committee by both the independent auditor and the Company’s Chief Financial Officer, and both must advise the Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Committee’s Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.

For fiscal 2007, the Audit Committee established fee limits on generally pre-approved services outside the scope of the pre-approved annual audit engagement of $500,000 for tax services, $500,000 for due diligence services in connection with acquisitions or dispositions, and $250,000 for all other generally pre-approved non-audit services.

Aggregate fees, including expenses, for professional services rendered for the Company by Deloitte & Touche for fiscal 2007 and fiscal 2006 were:

	Fiscal 2007	Fiscal 2006

Audit fees	$4,264,900	$4,994,700
Audit-related fees	785,600	604,600
Tax fees	1,398,800	959,824
All other fees	—	—

Total	$6,449,300	$6,559,124

Audit Fees.  Audit fees are fees billed by Deloitte & Touche for professional services for the audit of the Company’s annual financial statements and internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s Form 10-Qs and for services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements.

Audit-related Fees.  Audit related fees are fees billed by Deloitte & Touche for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements. These services include employee benefit plan audits, contractually agreed upon audits, accounting consultations and due diligence services.

Tax Fees.  Tax fees are fees billed by Deloitte & Touche for tax consulting and compliance services and tax acquisition and tax due diligence services, including tax consulting in connection with the operational consolidation of the Company’s European businesses.

All Other Fees.  All other fees are fees billed by Deloitte & Touche for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided by Deloitte & Touche to the Company in fiscal 2007 or fiscal 2006.

A representative of Deloitte & Touche will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total number of shares of common stock represented at the annual meeting of stockholders and entitled to vote is needed to ratify Deloitte & Touche’s appointment. If the stockholders do not ratify the appointment of Deloitte & Touche, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 29, 2008. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees of the Company without additional compensation.

ADDITIONAL MATTERS

Stockholder Proposals for the 2008 Annual Meeting

Stockholders intending to present a proposal at the 2008 annual meeting of stockholders and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to Polo Ralph Lauren Corporation, Attention: Secretary, 650 Madison Avenue, New York 10022. The Company must receive such proposals no later than March 4, 2008. It is suggested that proposals be submitted by certified mail, return receipt requested.

Stockholders intending to present a proposal at the 2008 annual meeting of stockholders without inclusion of the proposal in the Company’s proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in the Company’s By-laws. The By-laws require, among other things, that the Company receive written notice from the stockholder of the intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, by the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

A stockholder’s notice to the Company must include a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in the Company’s proxy statement.

Electronic Access to Annual Meeting Materials

This proxy statement, the Company’s annual report to stockholders and the Company’s Form 10-K annual report are available on the Company’s website at http://investor.polo.com. You can save your postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and internet access charges, for which you will be responsible.

Other Business

As of the mailing date of this proxy statement, the Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.

The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

Ralph Lauren
Chairman & Chief Executive Officer

New York, New York
July 3, 2007

APPENDIX A

Polo Ralph Lauren Corporation

Definition of “Independent” Directors

The Board of Directors has established these guidelines to assist it in determining whether or not directors have a material relationship with the Company for purposes of determining independence under the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the New York Stock Exchange in its Commentary to its Corporate Governance Rules where applicable).

1.  Employment and Commercial Relationships Affecting Independence.

A director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Company or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (iii) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Company’s audit within that time; (iv) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by the Company.

2.	Relationships Not Deemed to Impair Independence.

Subject to Section (a) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.

Non-management Directors.  The director is a non-management director of another company that does business with the Company.

Commercial Relationships.  The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with the Company; provided in either case that

(i) such business was entered into in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

(ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.

A-1

Tax-Exempt Organization Relationships.  The director (or an immediate family member of the director) serves as a director, officer or trustee of a tax-exempt organization, and the Company’s discretionary charitable contributions to the organization and the charitable contributions of the Lauren Group to the organization do not, in the aggregate, exceed the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by the Company of employee charitable contributions are not included in the Company’s contributions for this purpose.)

3.	Disclosure.

For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. The Company will explain in its next proxy statement thereafter the basis for any board determination that any such relationship was immaterial.

4.	Definitions.

For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the New York Stock Exchange Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Company” includes any entity in the Company’s consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

A-2

POLO RALPH LAUREN CORPORATION
CLASS A COMMON STOCK
PROXY
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned, revoking all previous proxies, hereby constitutes and appoints Roger N. Farah, Tracey T. Travis and Jonathan D. Drucker, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Polo Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on August 9, 2007 at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.
     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, “FOR” THE PROPOSED AMENDMENT OF THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
     This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.
POLO RALPH LAUREN CORPORATION
P.O. BOX 11045
NEW YORK, N.Y. 10203-0045

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED x POSTAGE PREPAID ENVELOPE.) VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
Item 1. Election of two (2) Class A Director Nominees as Class A Directors:
Frank A. Bennack, Jr. and Joel L. Fleishman.
IF YOU PLAN ON ATTENDING THE 2007 ANNUAL MEETING, PLEASE FOR ☐ WITHHOLD AUTHORITY ☐ *EXCEPTION ☐ CHECK THIS BOX. ☐ both nominees listed above to vote for both nominees listed above (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER INDIVIDUAL NOMINEE, MARK THE “EXCEPTION” BOX AND WRITE THAT To change your address, please NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.) mark this box. ☐ To include any comments, please * Exception mark this box. ☐ FOR AGAINST ABSTAIN ELECTRONIC ACCESS If you consent to use the Company’s Internet site to access all future Annual Reports Approval of the amendment to the Executive Officer Annual Incentive and Proxy Statements, please Item 2. Plan. ☐ ☐ ☐ mark this box. Ratification of appointment of Deloitte & Touche LLP as independent Item 3. auditors to serve for the fiscal year ending March 29, 2008. ☐ ☐ ☐ Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign. Date Share Owner sign here/Title Co-Owner sign here/Title